================================================================================


                                CREDIT AGREEMENT



                                  by and among



                           BERLITZ INTERNATIONAL, INC.
                                  as Borrower,


                       NATIONSBANK, NATIONAL ASSOCIATION,
                             as Agent and as Lender

                                       and

                   THE LENDERS PARTY HERETO FROM TIME TO TIME




                                 August 28, 1997




================================================================================

                                TABLE OF CONTENTS

                                      Page

                                    ARTICLE I

                              Definitions and Terms

1.1.     Definitions...........................................................1
1.2.     Rules of Interpretation..............................................30

                                         ARTICLE II

                                       The Term Loan

2.1.     Tranche A Term Loan..................................................32
2.2.     Tranche B Term Loan..................................................32
2.3.     Payment of Principal.................................................33
2.4.     Payment of Interest..................................................34
2.5.     Manner of Payment....................................................34
2.6.     Optional Prepayments.................................................35
2.7.     Mandatory Prepayments.  .............................................35
2.8.     Term Notes...........................................................36
2.9.     Use of Proceeds......................................................37
2.10.    Interest Periods.....................................................37
2.11.    Conversions and Elections of Subsequent Interest Periods.............37
2.12.    Pro Rata Payments....................................................38

                                   ARTICLE III

                          The Revolving Credit Facility

3.1.     Revolving Loans......................................................39
3.2.     Payment of Interest..................................................41
3.3.     Payment of Principal.................................................41
3.4.     Manner of Payments...................................................42
3.5.     Revolving Notes......................................................42
3.6.     Pro Rata Payments....................................................42
3.7.     Reductions...........................................................42
3.8.     Conversions and Elections of Subsequent Interest Periods.............43
3.9.     Increase and Decrease in Amounts.....................................43
3.10.    Commitment Fee.......................................................44
3.11.    Deficiency Advances..................................................44
3.12.    Use of Proceeds......................................................44

                                   ARTICLE IV

                                Letters of Credit

4.1.     Letters of Credit....................................................45
4.2.     Reimbursement........................................................45
4.3.     Letter of Credit Facility Fees.......................................48
4.4.     Administrative Fees..................................................48

                                    ARTICLE V

                                    Security

5.1.     Security.............................................................49
5.2.     Further Assurances...................................................50
5.3.     Information Regarding Collateral.....................................50

                                   ARTICLE VI

                             Change in Circumstances

6.1.     Increased Cost and Reduced Return....................................51
6.2.     Limitation on Types of Loans.........................................52
6.3.     Illegality...........................................................52
6.4.     Treatment of Affected Loans..........................................53
6.5.     Compensation.........................................................53
6.6.     Taxes................................................................54

                                   ARTICLE VII

            Conditions to Making Loans and Issuing Letters of Credit

7.1.     Conditions of Tranche A Term Loan, Initial Advance of Revolving Loans
         and Initial Issuance of Letters of Credit............................57
7.2.     Conditions of making the Tranche B Term Loan.........................60
7.3.     Conditions of Revolving Loans and Letter of Credit...................61

                                  ARTICLE VIII

                         Representations and Warranties

8.1.     Organization and Authority...........................................63
8.2.     Loan Documents.......................................................63
8.3.     Solvency.............................................................64
8.4.     Ownership of the Borrower and its Subsidiaries.......................64

8.5.     Borrower Ownership Interests.........................................64
8.6.     Financial Condition..................................................64
8.7.     Title to Properties..................................................65
8.8.     Taxes................................................................65
8.9.     Other Agreements.....................................................65
8.10.    Litigation...........................................................65
8.11.    Margin Stock.........................................................66
8.12.    Investment Company; Public Utility Holding Company...................66
8.13.    Intellectual Property................................................66
8.14.    No Untrue Statement..................................................67
8.15.    No Consents, Etc.....................................................67
8.16.    Employee Benefit Plans...............................................67
8.17.    No Default...........................................................68
8.18.    Hazardous Materials..................................................68
8.19.    Employment Matters...................................................69
8.20.    ELS Representations..................................................69

                                         ARTICLE IX

                                   Affirmative Covenants

9.1.     Financial Reports, Etc...............................................69
9.2.     Maintain Properties..................................................71
9.3.     Existence, Qualification, Etc........................................71
9.4.     Regulations and Taxes................................................71
9.5.     Insurance............................................................71
9.6.     True Books...........................................................72
9.7.     Right of Inspection..................................................72
9.8.     Observe all Laws.....................................................72
9.9.     Governmental Licenses................................................72
9.10.    Covenants Extending to Subsidiaries..................................72
9.11.    Knowledge of Default.................................................73
9.12.    Suits or Other Proceedings...........................................73
9.13.    Notice of Discharge of Hazardous Material or Environmental Complaint.73
9.14.    Environmental Compliance.............................................73
9.15.    Indemnification......................................................73
9.16.    Further Assurances...................................................74
9.17.    Employee Benefit Plans...............................................74
9.18.    Continued Operations.................................................75
9.19.    New Subsidiaries.....................................................75
9.20.    Interest Rate Protection.............................................77
9.21.    Foreign Currency Protection..........................................77

                                    ARTICLE X

                               Negative Covenants

10.1.    Financial Covenants..................................................78
10.2.    Acquisitions.........................................................79
10.3.    Liens................................................................79
10.4.    Indebtedness.........................................................81
10.5.    Transfer of Assets...................................................83
10.6.    Investments..........................................................83
10.7.    Merger or Consolidation..............................................84
10.8.    Restricted Payments..................................................84
10.9.    Transactions with Affiliates.........................................85
10.10.   Reimbursement of Expenses............................................85
10.11.   Compliance with ERISA................................................85
10.12.   Fiscal Year..........................................................86
10.13.   Dissolution, etc.....................................................86
10.14.   Limitations on Sales and Leasebacks..................................86
10.15.   Rate Hedging Obligations.............................................87
10.16.   Negative Pledge Clauses..............................................87
10.17.   Change in Accountants................................................87
10.18.   Prepayments, Etc. of Subordinated Indebtedness.......................87
10.19.   Limitations on Lines of Business.....................................87
10.20.   Limitations on Certain Restrictive Covenants.........................88

                                   ARTICLE XI

                       Events of Default and Acceleration

11.1.    Events of Default....................................................89
11.2.    Agent to Act.........................................................92
11.3.    Cumulative Rights....................................................92
11.4.    No Waiver............................................................92
11.5.    Allocation of Proceeds...............................................92

                                   ARTICLE XII

                                    The Agent

12.1.    Appointment, Powers, and Immunities..................................94
12.2.    Reliance by Agent....................................................94
12.3.    Defaults.............................................................95
12.4.    Rights as Lender.....................................................95
12.5.    Indemnification......................................................95

12.6.    Non-Reliance on Agent and Other Lenders..............................96
12.7.    Resignation of Agent.................................................96
12.8.    Sharing of Payments, etc.............................................96
12.9.    Fees.................................................................97

                                        ARTICLE XIII

                                       Miscellaneous

13.1.    Assignments and Participations.......................................98
13.2.    Notices..............................................................99
13.3.    Right of Set-off; Adjustments.......................................100
13.4.    Survival............................................................101
13.5.    Expenses............................................................101
13.6.    Amendments and Waivers..............................................101
13.7.    Counterparts........................................................102
13.8.    Termination.........................................................102
13.9.    Indemnification; Limitation of Liability............................102
13.10.   Severability........................................................103
13.11.   Entire Agreement....................................................103
13.12.   Agreement Controls..................................................103
13.13.   Usury Savings Clause................................................103
13.14.   Governing Law; Waiver of Jury Trial.................................104
13.15.   Confidentiality.....................................................105


EXHIBIT A     Applicable Commitment Percentages................................1
EXHIBIT B     Form of Assignment and Acceptance..............................B-1
EXHIBIT C     Notice of Appointment (or Revocation) of Authorized
              Representative.................................................C-1
EXHIBIT D     Form of Borrowing Notice.......................................D-1
EXHIBIT E     Form of Interest Rate Selection Notice.........................E-1
EXHIBIT F-1   Form of Revolving Note.......................................F-1-1
EXHIBIT F-2   Form of Tranche A Term Note..................................F-2-1
EXHIBIT F-3   Form of Tranche B Term Note..................................F-3-1
EXHIBIT G     Form of Opinion of Borrower's Counsel..........................G-1
EXHIBIT H     Compliance Certificate.........................................H-1
EXHIBIT I     Form of Subsidiary Guaranty....................................I-1
EXHIBIT J     Form of Subordination Agreement................................J-1
EXHIBIT K-1   Form of LC Account Agreement.................................K-1-1
EXHIBIT K-2   Form of Cash Collateral Account Agreement....................K-2-1

Schedule 5.3  Information Regarding Collateral...............................S-1
Schedule 8.1  Organization and Authority.....................................S-2
Schedule 8.4  Subsidiaries and Investments in Other Persons..................S-3
Schedule 8.6  Indebtedness...................................................S-4
Schedule 8.7  Liens..........................................................S-5
Schedule 8.8  Tax Matters....................................................S-6
Schedule 8.13 Intellectual Property..........................................S-7
Schedule 9.5  Insurance......................................................S-9

                                CREDIT AGREEMENT


          THIS CREDIT AGREEMENT, dated as of August 28, 1997 (the "Agreement"), is made by and among BERLITZ INTERNATIONAL, INC, a New York corporation (the "Borrower"), NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, in its capacity as a Lender ("NationsBank"), and each other financial institution executing and delivering a signature page hereto and each other financial institution which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to SECTION 13.1 (hereinafter such financial institutions may be referred to individually as a "Lender" or collectively as the "Lenders"), and NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, in its capacity as agent for the Lenders (in such capacity, and together with any successor agent appointed in accordance with the terms of SECTION 12.7, the "Agent");

                              W I T N E S S E T H:
                              --------------------

          WHEREAS, the Borrower has requested that the Lenders make available to the Borrower (a) a Tranche A Term Loan Facility (as hereafter defined) in the principal amount of $25,000,000, the proceeds of which are to be used to refinance certain existing indebtedness and for working capital, capital expenditures and general corporate purposes, (b) a Tranche B Term Loan Facility (as hereafter defined) in the principal amount of $95,000,000, the proceeds of which are to be used exclusively to make a capital contribution or to make a loan to Berlitz Languages, Inc. to fund the acquisition of ELS Educational Services, Inc. and (c) a Revolving Credit Facility (as hereafter defined) of up to $45,000,000, the proceeds of which are to be used to refinance certain existing indebtedness and for working capital, capital expenditures and general corporate purposes and which shall include a letter of credit facility of up to $3,000,000 for the issuance of standby and commercial letters of credit; and

          WHEREAS, the Lenders are willing to make such term loan, revolving credit and letter of credit facilities available to the Borrower upon the terms and conditions set forth herein;

          NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:

                                    ARTICLE I

                              DEFINITIONS AND TERMS
                              ---------------------

          1.1. DEFINITIONS. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

                      "Acquisition" means the acquisition after the Closing Date of (i) a controlling equity interest in another Person (including an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such controlling equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person for which the Cost of Acquisition equals or exceeds two percent (2%) of Consolidated Total Assets determined as of the last day of the fiscal quarter of the Borrower immediately preceding the date of the agreement related to such Acquisition.

                      "Advance" means any of (i) the borrowing under the Tranche A Term Loan Facility, (ii) the borrowing under the Tranche B Term Loan Facility or (iii) a borrowing under the Revolving Credit Facility, in each case consisting of a Base Rate Loan or a Eurodollar Rate Loan.

                      "Affiliate" means any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Borrower; or (ii) which beneficially owns or holds 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of the Borrower; or 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

                      "Applicable Commitment Percentage" means, with respect to each Lender at any time, a fraction, the numerator of which shall be such Lender's Revolving Credit Commitment and the denominator of which shall be the Total Revolving Credit Commitment, which Applicable Commitment Percentage for each Lender as of the Closing Date is as set forth in EXHIBIT A; PROVIDED that the Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with SECTION
          13.1 hereof.

                      "Applicable Lending Office" means, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

                      "Applicable Margin" means that percent per annum set forth below, which shall be based upon the Consolidated Leverage Ratio for the Four-Quarter Period most recently ended as specified below:

                                                               APPLICABLE MARGIN
                                                               -----------------

                                            Eurodollar Rate and
        CONSOLIDATED LEVERAGE RATIO        LETTER OF CREDIT FEE  COMMITMENT FEE
        ---------------------------        --------------------  --------------



(a)    Less than or equal to 1.25 to 1.00                             .375%
        .125%

(b)    Less than or equal to 2.00 to 1.00
       but greater than 1.25 to 1.00             .425%                .150%

(c)    Less than or equal to 2.50 to 1.00
       but greater than 2.00 to 1.00             .500%                .200%

(d)    Less than or equal to 3.00 to 1.00
       but greater than 2.50 to 1.00             .625%                .250%

(e)    Greater than 3.00 to 1.00                 .875%                .250%


        The Applicable Margin shall be established at the end of each fiscal quarter of the Borrower (each, a "Determination Date"). Any change in the Applicable Margin following each Determination Date shall be determined based upon the computations set forth in the certificate furnished to the Agent pursuant to SECTION 9.1(A)(II) and SECTION 9.1(B)(II), subject to review and approval of such computations by the Agent, and shall be effective commencing on the fifth Business Day following the date such certificate is received until the fifth Business Day following the date on which a new certificate is delivered; PROVIDED HOWEVER, if the Borrower shall fail to deliver any such certificate within the time period required by SECTION 9.1, then the Applicable Margin shall be .875% for Eurodollar Rate Loans and the fee for Letters of Credit under SECTION 4.3 hereof, and .250% for the Commitment Fee, in each case, from the date such certificate was required to be delivered, until the appropriate certificate is so delivered. From the Closing Date until the fifth Business Day following the date on which the first such certificate is delivered, the Applicable Margin shall be .875% for Eurodollar Rate Loans and .250% for the Commitment Fee.

               "Applications and Agreements for Letters of Credit" means, collectively, the Applications and Agreements for Letters of Credit, or similar documentation, executed by the Borrower from time to time and delivered to the Issuing Bank to support the issuance of Letters of Credit.

               "Asset Disposition" means any voluntary disposition, whether by sale, lease or transfer, other than those permitted under SECTION 10.5 hereof, of (a) any or all of the assets, excluding cash and cash equivalents, of the Borrower or its Subsidiaries, and (b) any of the capital stock, or securities or investments exchangeable, exercisable or convertible for or into, or otherwise entitling the holder to receive, any of the capital stock of any Subsidiary; provided, however, the term "Asset Disposition" shall not include the issuance of capital stock in connection with any Benesse Equity Purchase.

               "Assignment and Acceptance" shall mean an Assignment and Acceptance in the form of EXHIBIT B (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to SECTION 13.1 hereof.

               "Authorized Representative" means any of the President or any Vice President of the Borrower or, with respect to financial matters, the chief financial officer or Director of Accounting of the Borrower, or any other Person expressly designated by the Board of Directors of the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form of EXHIBIT C.

               "Available Revolving Credit Commitment" means an amount equal to the excess, if any, of (a) the Total Revolving Credit Commitment over
        (b) the aggregate Revolving Credit Outstandings.

               "Base Rate" means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

               "Base Rate Loan" means a Revolving Loan or a Segment of the Term Loans for which the rate of interest is determined by reference to the Base Rate.

               "Base Rate Refunding Loan" means a Base Rate Loan made to satisfy Reimbursement Obligations arising from a drawing under a Letter of Credit.

               "Base Rate Segment" means a Segment bearing interest or to bear interest at the Base Rate.

               "Belgian Acquisition" means the acquisition by the Borrower or one of its Subsidiaries of that certain business located in Belgium, having a Cost of Acquisition not in excess of $15,000,000 and upon terms substantially the same as those disclosed by the Borrower to the Agent prior to the Closing Date.

               "Benesse" means Benesse Corporation, a Japanese corporation and successor by change of name on April 1, 1995 to Fukutake Publishing Co., Ltd. ("Fukutake Publishing").

               "Benesse Debt" means that subordinated Indebtedness of the Borrower or its Subsidiaries to Benesse or FHAI, evidenced by (i) that certain promissory note dated September 21, 1994 by The Berlitz Schools of Languages (Japan), Inc. ("Berlitz Japan") payable to Benesse (as successor to Fukutake Publishing) in the original principal amount of
        (Y)1,000,000,000; (ii) that certain promissory note dated September 21, 1994 by the Borrower to FHAI in the original principal amount of U.S. $20,000,000; and (iii) that certain promissory note dated March 25, 1996 by the Borrower to FHAI in the original principal amount of U.S. $6,000,000.

               "Benesse Equity Purchase" means the issuance or sale by the Borrower to Benesse of shares of its capital stock, including treasury stock, having an aggregate market value on the date of issuance or sale thereof of up to $5,000,000.

               "Board" means the Board of Governors of the Federal Reserve System (or any successor body).

               "Borrower's Account" means a demand deposit account number 3750867121 or any successor account with the Agent, which may be maintained at one or more offices of the Agent or an agent of the Agent.

               "Borrowing Notice" means the notice delivered by an Authorized Representative in connection with an Advance under the Revolving Credit Facility or the Term Loan Facility, in the form of EXHIBIT D.

               "Business Day" means, (i) with respect to any Base Rate Loan, any day which is not a Saturday, Sunday or a day on which banks in the States of New York and North Carolina are authorized or obligated by law, executive order or governmental decree to be closed and, (ii) with respect to any Eurodollar Rate Loan, any day which is a Business Day, as described above, and on which the relevant international financial markets are open for the transaction of business contemplated by this Agreement in London, England, New York, New York and Charlotte, North Carolina.

               "Capital Expenditures" means, with respect to the Borrower and its Subsidiaries, for any period the SUM of (without duplication) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Subsidiary during such period for items that would be classified as "property, plant or equipment" or comparable items on the consolidated balance sheet of the Borrower and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized, EXCLUDING, HOWEVER, (a) all expenditures in respect of prepublication costs for such period and (b) the amount of any Capital Expenditures (i) paid for with proceeds of casualty insurance as evidenced in writing and submitted to the Agent together with any compliance certificate delivered pursuant to SECTION 9.1(A) or (B), (ii) funded with the proceeds of any Subordinated Debt and (iii) financed through a Capital Lease, all the foregoing in accordance with GAAP applied on a Consistent Basis.

               "Capital Leases" means all leases which have been or should be capitalized in accordance with GAAP as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof.

               "Cash Collateral Account Agreement" means the Cash Collateral Account Agreement between the Borrower and the Agent in the form of EXHIBIT K-2 hereto, as amended, modified or supplemented from time to time.

               "Cash Equivalents" means investments in (i) marketable direct obligations of the United States of America or any agency thereof or, in the case of any Subsidiary the principal place of business of which is located in a country that is a member of the Organization for Economic Cooperation and Development, such country or any agency thereof, or marketable obligations guaranteed by the United States or any agency thereof or, in the case of any Subsidiary the principal place of business of which is located in a country that is a member of the Organization for Economic Cooperation and Development, such country or any agency thereof, maturing not more than 180 days from the date of issuance thereof; (ii) certificates of deposit, repurchase agreements or other similar types of investments maturing not more than 180 days from the date of issuance thereof and evidencing direct obligations of any Lender or any bank organized within the United States of America having capital surplus and undivided profits in excess of $500,000,000; (iii) commercial paper issued by the holding company of any of the Lenders or by an issuer rated at least A-2 by S&P or P-2 by Moody's maturing not more than 180 days from the date of issuance thereof; (iv) demand deposits, money market accounts or other similar types of investments made with a bank meeting the criteria specified in clause (ii) above or clause (v) below; and (v) in the case of investments by any Foreign Subsidiary, overnight repurchase obligations of and certificates of deposit maturing not more than 180 days from the date of issuance thereof, in each case issued by first class banks located in the country in which such Foreign Subsidiary is organized.

               "Change of Control" means, at any time:

                      (i) FHAI or Benesse, or any of their affiliates,
               individually or collectively (A) shall cease to own at least 51% of Voting Stock of the Borrower (on a fully diluted basis) or (B) otherwise shall cease to have the ability, directly or indirectly, to elect a majority of the board of directors of the Borrower; or

                      (ii) during any period of up to 24 consecutive months,
               commencing on the Closing Date, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than the death, disability or retirement as a director of an officer of the Borrower serving as a director during such period) to constitute a majority of the board of directors of the Borrower; or

                      (iii) any Person or two or more Persons (other than
               Benesse, FHAI or their affiliates) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of the Borrower.

               "Chemical Credit Agreement" means that certain Credit Agreement dated as of January 29, 1993 by and among the Borrower, Chemical Bank and the Lenders party thereto, as from time to time amended and in effect.

               "Closing Date" means the date as of which this Agreement is executed by the Borrower, the Lenders and the Agent and on which the conditions set forth in SECTION 7.1 have been satisfied or waived by the Agent.

               "Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

               "Collateral" means, collectively, all property of the Borrower, any Subsidiary or any other Person in which the Agent or any Lender is granted a Lien as security for all or any portion of the Obligations under any Security Instrument.

               "Commitments" means any and all of (i) the Revolving Credit Commitment, Tranche A Term Loan Commitment and Tranche B Term Loan Commitment of each Lender or (ii) the Total Revolving Credit Commitment, Total Tranche A Term Loan Commitment and Total Tranche B Term Loan Commitment of all Lenders, as the context may require.

               "Consistent Basis" in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower referred to in
        SECTION 8.6(A), except to the extent any deviation therefrom is disclosed to the Agent by the Borrower and approved by the Agent and the Borrower's accountants referred to in SECTION 9.1(A) hereof.

               "Consolidated EBITDA" means, with respect to the Borrower and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the SUM of, without duplication, (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) taxes on income,
        (iv) amortization, (v) depreciation, (vi) other non-cash liabilities, expenses and minority interests otherwise deducted in calculating Consolidated Net Income, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; PROVIDED, HOWEVER, that there shall be added to Consolidated EBITDA the amount otherwise deducted therefrom attributable to (A) any penalty paid in connection with a prepayment of the Senior Notes, (B) deferred financing charges incurred in connection with the prepayment and termination of the Senior Notes and the Chemical Credit Agreement and (C) foreign currency exchange translation adjustment losses; and PROVIDED FURTHER, HOWEVER, that for each of the first four fiscal quarters following the ELS Acquisition or any Acquisition, the calculation of Consolidated EBITDA for each Four-Quarter Period ending on the last day of each such fiscal quarter shall include the historical pro forma financial operations of the acquired business for that portion of such Four-Quarter Period occurring prior to the ELS Acquisition or such Acquisition.

               "Consolidated Fixed Charge Ratio" means, with respect to the Borrower and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the ratio of (i) Consolidated EBITDA plus Consolidated Lease Payments for such period to (ii) Consolidated Fixed Charges for such period.

               "Consolidated Fixed Charges" means, with respect to Borrower and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the SUM of, without duplication, (i) Consolidated Interest Expense, (ii) scheduled principal payments of Consolidated Indebtedness for such period, (iii) cash income taxes paid, net of any cash income tax refunds received, during such period, (iv) Consolidated Lease Payments for such period and (v) all dividends and other distributions (other than distributions in the form of capital stock of the Borrower) paid during such period (regardless of when declared) on any shares of capital stock of the Borrower then outstanding, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; PROVIDED, HOWEVER, (A) there shall be excluded from Consolidated Fixed Charges the payment made to the Internal Revenue Service in the amount of $2,500,000 by the Borrower in June 1997, (B) after January 1, 1998 there shall be excluded from Consolidated Fixed Charges that portion of any of the items set forth in clauses (i) through (v) above funded out of proceeds of the Escrow Account up to a maximum amount of $3,500,000 and (C) that for each of the first four fiscal quarters following the ELS Acquisition or any Acquisition, the calculation of Consolidated Fixed Charges for each Four-Quarter Period ending on the last day of each such fiscal quarter shall include the historical pro forma fixed charges of the acquired business for that portion of such Four-Quarter Period occurring prior to the ELS Acquisition or such Acquisition.

               "Consolidated Funded Indebtedness" means, with respect to the Borrower and its Subsidiaries, at any time as of which the amount thereof is to be determined, the SUM of (i) Consolidated Indebtedness at such time, (ii) all direct Guaranties of a Person other than a Consolidated Subsidiary at such time and (iii) the face amount of all outstanding letters of credit issued for the account of the Borrower or any of its Subsidiaries and all obligations (to the extent not duplicative) arising under such letters of credit, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

               "Consolidated Indebtedness" means all Indebtedness for Money Borrowed of the Borrower and its Subsidiaries, all determined on a consolidated basis.

               "Consolidated Interest Expense" means, with respect to any period of computation thereof, the difference of (a) the gross interest expense of the Borrower and its Subsidiaries for such period, including without limitation (i) the current amortized portion of debt discounts to the extent included in gross interest expense, (ii) the current amortized portion of all fees (including fees payable in respect of any Swap Agreement) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense and (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis, less (b) all non-cash interest on Subordinated Debt accrued (and not paid) during such period.

               "Consolidated Lease Payments" means the gross amount of all lease or rental payments, whether or not characterized as rent, of the Borrower and its Subsidiaries, excluding payments in respect of Capital Leases constituting Indebtedness, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

               "Consolidated Leverage Ratio" means, as of the date of computation thereof, the ratio of (i) Consolidated Funded Indebtedness (as determined as at such date) minus Subordinated Debt (as determined as at such date) to (ii) Consolidated EBITDA (for the Four-Quarter Period ending on (or most recently prior to) such date).

               "Consolidated Net Income" means, for any period of computation thereof, the gross revenues from operations and income of the Borrower and its Subsidiaries, other than Joint Ventures (including payments received by the Borrower and its Subsidiaries, other than Joint Ventures, of interest income and dividends and distributions made in the ordinary course of their businesses by Persons in which investment is permitted pursuant to this Agreement and not related to an extraordinary event, including without limitation royalties, dividends and distributions made in cash from accumulated net earnings of a Joint Venture to the Borrower or any Subsidiary), less all operating and non-operating expenses (other than expenses attributable to non-cash interest on the Subordinated Debt accrued for such period) of the Borrower and its Subsidiaries, other than Joint Ventures, including taxes on income, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; but excluding for all purposes other than compliance with SECTION 10.1(C) hereof, (i) any gain resulting from foreign currency translation adjustments, (ii) any positive adjustment for minority interests, (iii) net gains on the sale, conversion or other disposition of capital assets, (iv) net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower or its Subsidiaries, (v) net gains on the collection of proceeds of life insurance policies, (vi) any write-up of any asset, and (vii) any other net gain or credit of an extraordinary nature as determined in accordance with GAAP applied on a Consistent Basis.

               "Consolidated Net Worth" means, as of any date on which the amount thereof is to be determined, Consolidated Shareholders' Equity minus (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) all reserves (other than contingency reserves not allocated to any particular purpose), including without limitation reserves for depreciation, depletion, amortization, obsolescence, deferred income taxes, insurance and inventory valuation all as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.


               "Consolidated Shareholders' Equity" means, as of any date on which the amount thereof is to be determined, the sum of the following in respect of the Borrower and its Subsidiaries (determined on a consolidated basis and excluding any upward adjustment after the Closing Date due to revaluation of assets): (i) the amount of issued and outstanding share capital, plus (ii) the amount of additional paid-in capital and retained earnings (or, in the case of a deficit, minus the amount of such deficit), plus (iii) the amount of any foreign currency translation adjustment (if positive, or, if negative, minus the amount of such translation adjustment), minus (iv) the amount of any treasury stock, all as determined in accordance with GAAP applied on a Consistent Basis.

               "Consolidated Subsidiary" means any Subsidiary of the Borrower whose financial information and operations are required to be consolidated in the financial statements of the Borrower pursuant to GAAP.

               "Consolidated Total Assets" means, as of any date on which the amount thereof is to be determined, the net book value of all assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

               "Contingent Obligation" of any Person means all Guaranties and other contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the financial statements (including footnotes) of such Person in accord ance with GAAP applied on a Consistent Basis, including Statement No. 5 of the Financial Accounting Standards Board, all Hedging Obligations and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly (excluding, with respect to the Borrower, for all purposes hereof all guarantees of payment of leases of real property by any Subsidiary and all assurances of capital adequacy delivered to the auditors of Foreign Subsidiaries), including obligations of such Person however incurred:

                      (1) to purchase such Indebtedness or other obligation or
               any property or assets constituting security therefor;

                      (2) to advance or supply funds in any manner (i) for the
               purchase or payment of such Indebtedness or other obligation, or
               (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

                      (3) to grant or convey any lien, security interest,
               pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

                      (4) to lease property or to purchase securities or other
               property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

                      (5) otherwise to assure the owner of the Indebtedness or
               such obligation of the primary obligor against loss in respect thereof.

               "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to SECTIONS 2.11 and 3.8 hereof of a Eurodollar Rate Loan of one Type as a Eurodollar Rate Loan of the same Type from one Interest Period to the next Interest Period.

               "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to SECTIONS 2.11 and 3.8 or ARTICLE IV of one Type of Loan into another Type of Loan.

               "Cost of Acquisition" means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the SUM of the following (without duplication): (i) the value of the capital stock, warrants or options to acquire capital stock of Borrower or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition (other than Indebtedness incurred by an acquired Subsidiary in the ordinary course of business after the consummation of its Acquisition), (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP,
        (v) all amounts paid in respect of covenants not to compete, consulting agreements constituting part of the consideration for such Acquisition that should be recorded on financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (vi) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition, and (vii) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of the Borrower shall be valued (I) in the case of capital stock that is then designated as a national market system security by the National Association of Securities Dealers, Inc. ("NASDAQ") or is listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to shares that are not freely tradeable, as determined by a committee composed of the disinterested members of the Board of Directors of the Borrower and, if requested by the Agent, determined to be a reasonable valuation by the independent public accountants referred to in SECTION 9.1(A), (B) the capital stock of any Subsidiary shall be valued as determined by a committee composed of the disinterested members of the Board of Directors of such Subsidiary and, if requested by the Agent, determined to be a reasonable valuation by the independent public accountants referred to in SECTION 9.1(A), and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

               "Credit Facilities" means the Tranche A Term Loan Facility, the Tranche B Term Loan Facility, the Revolving Credit Facility and the Letter of Credit Facility.

               "Credit Party" means, collectively or individually as the context may indicate, the Borrower, each Guarantor and each other Person providing Collateral pursuant to any Security Instrument.

               "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

               "Default Rate" means (i) with respect to each Eurodollar Rate Loan and Eurodollar Rate Segment, until the end of the Interest Period applicable thereto, a rate of two percent (2%) above the Eurodollar Rate applicable to such Loan or Segment, and thereafter at a rate of interest per annum which shall be two percent (2%) above the Base Rate, (ii) with respect to Base Rate Loans, Base Rate Segments and Reimbursement Obligations, at a rate of interest per annum which shall be two percent (2%) above the Base Rate and (iii) in any case, the maximum rate permitted by applicable law, if lower.

               "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America.

               "Domestic" means, with respect to any Subsidiary, an entity which is organized under the laws of one of the states comprising the United States of America.

               "Domestic Pledge Agreement" means, collectively (or individually as the context may indicate), (i) that certain Pledge Agreement dated as of the date hereof between the Borrower and certain Domestic Subsidiaries, as pledgors, and the Agent for the benefit of the Lenders, as pledgee, pledging (A) 100% of the capital stock of each Domestic Subsidiary specified therein owned by the Borrower or another Domestic Subsidiary and (B) 65% of the voting share capital and 100% of the nonvoting share capital and related interests and rights of each Foreign Subsidiary owned directly by the Borrower or a Domestic Subsidiary, and
        (ii) any additional Domestic Pledge Agreement delivered to the

        Agent pursuant to SECTION 9.19 hereof, all as hereafter amended, supplemented or replaced from time to time.

               "Eligible Assignee" means (i) a Lender, (ii) an affiliate of a Lender, and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with SECTION 13.1, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower, PROVIDED, HOWEVER, that neither the Borrower nor an Affiliate shall qualify as an Eligible Assignee.

               "Eligible Securities" means the following obligations and any other obligations previously approved in writing by the Agent:

                      (a) Government Securities;

                      (b) obligations of any corporation organized under the
               laws of any state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 92 days following the date of issuance thereof and rated in an investment grade rating category by S&P and Moody's;

                      (c) interest bearing demand or time deposits issued by any
               Lender or certificates of deposit maturing within one year from the date of issuance thereof and issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $400,000,000 and being rated "A-3" or better by S&P or "A" or better by Moody's;

                      (d) Repurchase Agreements;

                      (e) Municipal Obligations;

                      (f) Pre-Refunded Municipal Obligations;

                      (g) shares of mutual funds which invest in obligations
               described in paragraphs (a) through (f) above, the shares of which mutual funds are at all times rated "AAA" by S&P;

                      (h) tax-exempt or taxable adjustable rate preferred stock
               issued by a Person having a rating of its long term unsecured debt of "A" or better by S&P or "A-3" or better by Moody's; and

                      (i) asset-backed remarketed certificates of participation
               representing a fractional undivided interest in the assets of a trust, which certificates are rated at least "A-1" by S&P and "P-1" by Moody's.

               "ELS" means ELS Educational Services, Inc., a Delaware corporation.

               "ELS Acquisition" means the acquisition by Berlitz Languages, Inc. of all of the issued and outstanding capital stock of ELS pursuant to an assignment of the Borrower's rights under the Stock Purchase Agreement for an aggregate cash purchase price not to exceed $95,000,000 exclusive of certain fees and other expenses paid in connection therewith.

               "ELS Acquisition Date" means the date upon which the ELS Acquisition is consummated and all of the conditions set forth in
        SECTION 7.2 hereof have been satisfied or waived by the Agent.

               "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (i) is maintained for employees of the Borrower or any of its ERISA Affiliates or (ii) has within the last six Fiscal Years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

               "Environmental Laws" means any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other "Superfund" or "Superlien" law.

               "Equity Offering" means a public or private offering of equity securities (including, without limitation, any security or investment not constituting Indebtedness exchangeable, exercisable or convertible for or into, or otherwise entitling the holder to receive, equity securities) of the Borrower or any Subsidiary (other than securities issued to the Borrower or another Subsidiary); PROVIDED, HOWEVER, the term "Equity Offering" shall not include (i) any Equity Offering that does not result in any Net Proceeds to the Borrower or any Subsidiary,
        (ii) the issuance of up to 1,000,000 shares of common stock in connection with the exercise of stock options granted to eligible participants under the Berlitz International, Inc. Stock Option Plan or under any future employee stock ownership plan or similar plan adopted by the Borrower and (iii) the issuance of capital stock in connection with any Benesse Equity Purchase.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

               "ERISA Affiliate", as applied to the Borrower, means any Person or trade or business which is a member of a group which is under common control with the Borrower, who together with the Borrower, is treated as a single employer within the meaning of Section 414(b) and (c) of the Code.

               "Escrow Account" means that certain Escrow Account established with the Agent on behalf of the Borrower pursuant to the Escrow Agreement to fund certain fixed charges of the Borrower and its Subsidiaries.

               "Escrow Agreement" means that certain Escrow Agreement dated as of the date hereof between the Borrower and the Agent establishing the Escrow Account funded in the amount of $3,500,000.

               "Eurodollar Rate" means the interest rate per annum calculated according to the following formula:

           Eurodollar    =    Interbank Offered Rate    +    Applicable
              Rate            ----------------------         Margin
                              1- Reserve Requirement

               "Eurodollar Rate Loan" means a Loan or Segment of the Term Loan for which the rate of interest is determined by reference to the Eurodollar Rate.

               "Eurodollar Rate Segment" means a Segment bearing interest or to bear interest at the Eurodollar Rate.

               "Event of Default" means any of the occurrences set forth as such in SECTION 11.1.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

               "Existing Letter of Credit" means that certain standby Letter of Credit No. 41108 issued by NationsBank to Banco Ambrosiaro Veneto S.P.A. for the account of Berlitz International, Inc. dated October 28, 1994, as amended and restated on November 11, 1994, as further amended on November 28, 1994, and as further amended, in the original stated amount of ITL 1,228,833,176, as increased by ITL 52,880,963 by the amendment dated November 28, 1994.

               "Facility Termination Date" means such date as all of the following shall have occurred: (a) the Borrower shall have permanently terminated the Revolving Credit Facility by payment in full of all Revolving Credit Outstandings and Letter of Credit Outstandings, together with all accrued and unpaid interest thereon, except for such issued and undrawn Letters of Credit as have been fully cash collateralized in a manner consistent with the terms of SECTION 11.1(B) hereof, (b) the Borrower shall have paid all Term Loan Outstandings in full, together with all accrued and unpaid interest thereon,

        (c) all Swap Agreements with any Lender shall have been terminated, expired or obligations of the Borrower thereunder fully cash collateralized in a manner similar with the terms of the LC Account Agreement, (d) all Term Loan Commitments, Revolving Credit Commitments and Letter of Credit Commitments shall have terminated or expired and
        (e) the Borrower shall have fully paid and satisfied all Obligations (other than Obligations consisting of continuing indemnities and other Contingent Obligations of the Borrower or any Guarantor that may be owing to the Lenders pursuant to the Loan Documents and expressly survive termination of this Agreement).

               "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; PROVIDED that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent.

               "FHAI" means Fukutake Holdings America, Inc., a Delaware corporation.

               "Fiscal Year" means the twelve month fiscal period of the Borrower and its Subsidiaries commencing on January 1 and ending on December 31 of each calendar year.

               "Foreign" means, with respect to any Subsidiary, an entity organized under the laws of a nation or state other than one of the states comprising the United States of America.

               "Foreign Benefit Law" means any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Employee Benefit Plan.

               "Foreign Pledge Agreements" means, collectively (or individually as the context may indicate), (i) those certain Pledge Agreements dated as of the date hereof between the Borrower and certain Domestic Subsidiaries, as pledgors, and the Agent for the benefit of the Lenders, as pledgee, pledging 65% of the voting share capital and 100% of the nonvoting share capital and related interests and rights of each Foreign Subsidiary owned directly by the Borrower or any Domestic Subsidiary, and (ii) any additional Foreign Pledge Agreement delivered to the Agent pursuant to SECTION 9.19(B) hereof, all as hereafter amended, supplemented or replaced from time to time.

               "Four-Quarter Period" means a period of four full consecutive fiscal quarters of the Borrower and its Subsidiaries, taken together as one accounting period.

               "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

               "Government Securities" means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America.

               "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

               "Guaranties" means all obligations of the Borrower or any Subsidiary directly or indirectly guaranteeing, or in effect guaranteeing, any Indebtedness for Money Borrowed of any other Person.

               "Guarantors" means, at any date, all Domestic Subsidiaries who are required to be parties to a Subsidiary Guaranty at such date pursuant to SECTION 9.19 hereof and specifically excludes Berlitz Franchising Corporation until required to be party to a Subsidiary Guaranty pursuant to SECTION 9.19 hereof.

               "Hazardous Material" means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

               "Indebtedness" means with respect to any Person, without duplication, all Indebtedness for Money Borrowed, all indebtedness of such Person for the acquisition of property, all executory obligations arising under Rate Hedging Obligations, all indebtedness secured by any Lien on the property of such Person whether or not such indebtedness is assumed, all liability of such Person by way of endorsements (other than for collection or deposit in the ordinary course of business), all Contingent Obligations, that portion of obligations with respect to Capital Leases and other items which in accordance with GAAP is required to be classified as a liability on a balance sheet; but excluding (a) all accounts payable in the ordinary course of business so long as payment therefor is due within one year and
        (b) royalty payments in the ordinary course of business consistent with past practice; provided that in no event shall the term Indebtedness include surplus and retained earnings, lease obligations (other than pursuant to Capital Leases), reserves for deferred income taxes and investment credits, other deferred credits or reserves.

               "Indebtedness for Money Borrowed" means with respect to any Person, without duplication, all indebtedness in respect of money borrowed, including without limitation all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including conditional sales or similar title retention agreements), other than trade payables incurred in the ordinary course of business.

               "Interbank Offered Rate" means, with respect to any Eurodollar Rate Loan or Eurodollar Rate Segment for the Interest Period applicable thereto, the rate per annum (rounded upwards, if necessary), to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Interbank Offered Rate" shall mean, with respect to any Eurodollar Rate Loan or Eurodollar Rate Segment for the Interest Period applicable thereto, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, PROVIDED, HOWEVER; if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

               "Interest Period" means, for each Eurodollar Rate Loan or Eurodollar Rate Segment, a period commencing on the date such Eurodollar Rate Loan or Eurodollar Rate Segment is made or Converted and ending, at the Borrower's option, on the date one, two, three or six months thereafter as notified to the Agent by the Authorized Representative three (3) Business Days prior to the beginning of such Interest Period; PROVIDED, that,

                       (i) if the Authorized Representative fails to notify the
               Agent of the length of an Interest Period three (3) Business Days prior to the first day of such Interest Period, the Loan or Segment for which such Interest Period was to be determined shall be deemed to be a Base Rate Loan or Base Rate Segment as of the first day thereof;

                      (ii) if an Interest Period for a Eurodollar Rate Loan or
               Eurodollar Rate Segment would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day);

                     (iii) any Interest Period which begins on the last
               Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                      (iv) no Interest Period shall extend past the Stated
               Termination Date for Revolving Credit Loans or past the Term Loan Termination Date for any Segment; and

                       (v) there shall not be more than six (6) Interest Periods
               in effect on any day.

               "Interest Rate Selection Notice" means the written notice delivered by an Authorized Representative in connection with the election of a subsequent Interest Period for any Eurodollar Rate Loan or Eurodollar Rate Segment or the Conversion of any Eurodollar Rate Loan or Eurodollar Rate Segment into a Base Rate Loan or Base Rate Segment or the Conversion of any Base Rate Loan or Base Rate Segment into a Eurodollar Rate Loan or Eurodollar Rate Segment, in the form of EXHIBIT E.

               "Issuing Bank" means NationsBank as issuer of Letters of Credit under ARTICLE IV and any successor thereto that is a Lender.

               "Joint Venture" means any corporation, partnership or other entity in which the Borrower, directly or indirectly has any equity interest, the accounts of which are not consolidated with those of the Borrower in accordance with GAAP.

               "LC Account Agreement" means the LC Account Agreement dated as of the date hereof between the Borrower and the Agent in the form of EXHIBIT K-1 hereto, as amended, supplemented or replaced from time to time;

               "Letter of Credit" means a standby or commercial letter of credit issued by the Issuing Bank pursuant to ARTICLE IV hereof for the account of the Borrower in favor of a Person advancing credit to or securing an obligation on behalf of the Borrower or its Subsidiaries.

               "Letter of Credit Commitment" means, with respect to each Lender, the obligation of such Lender to acquire Participations in respect of Letters of Credit and Reimbursement Obligations up to an aggregate amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Letter of Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement.

               "Letter of Credit Facility" means the facility described in
        ARTICLE IV hereof providing for the issuance by the Issuing Bank for the account of the Borrower of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding the Total Letter of Credit Commitment.

               "Letter of Credit Outstandings" means, as of any date of determination, the aggregate amount available to be drawn under all Letters of Credit plus any Reimbursement Obligations then outstanding.

               "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

               "Loan" or "Loans" means any of the Revolving Loans or the Term Loans.

               "Loan Documents" means this Agreement, the Notes, the Security Instruments, the Subsidiary Guaranties, the Subordination Agreement, the LC Account Agreement, the Escrow Agreement, the Cash Collateral Account Agreement, the Applications and Agreements for Letter of Credit, and all other instruments and documents heretofore or hereafter executed and delivered in favor of any Lender or the Agent in connection with the Loans made and transactions contemplated under this Agreement, as the same may be amended, supplemented or replaced from the time to time.

               "Material Adverse Effect" means a material adverse effect on (i) the business, properties, operations or condition, financial or otherwise, or prospects of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of any Credit Party to pay or perform its respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (iii) the rights and remedies of the Agent or any Lender under any Loan Document or the validity, legality or enforceability thereof.

               "Moody's" means Moody's Investors Service, Inc.

               "Multiemployer Plan" means a "multiemployer plan" as defined in
        Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six
        (6) Fiscal Years.

               "Municipal Obligations" means general obligations issued by, and supported by the full taxing authority of, any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated in the highest investment rating category by both S&P and Moody's.

               "Nationally Recognized Standing" means with respect to any firm of certified public accountants, any "Big Six" accounting firm or other firm as may be recognized in writing by the Agent as acceptable.

               "NationsBank" means NationsBank, National Association

               "NCMI" means NationsBanc Capital Markets, Inc. and its successors.

               "Net Proceeds" (a) from any Equity Offering means cash payments received by the Borrower therefrom as and when received, net of all legal, accounting, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such issuance; and (b) from any Asset Disposition means cash payments received by the Borrower therefrom (including any cash payments received pursuant to any note or other debt security received in connection with any Asset Disposition) as and when received, net of
        (i) all legal fees and expenses and other fees and expenses paid to third parties and incurred in connection therewith, (ii) all taxes required to be paid or accrued as a consequence of such sale and (iii) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed;

               "Non-Support Subsidiary" means any Subsidiary that is not a Support Subsidiary;

               "Notes" means, collectively, the Term Notes and the Revolving Notes.

               "Obligations" means the obligations, liabilities and Indebtedness of the Borrower with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) the Reimbursement Obligations and otherwise in respect of the Letters of Credit, (iii) all liabilities of Borrower to any Lender which arise under a Swap Agreement, and (iv) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower to the Lenders, the Agent or NCMI hereunder, under any one or more of the other Loan Documents or with respect to the Loans.

               "Operating Documents" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement or other applicable documents relating to the operation, governance or management of such entity.

               "Organizational Action" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational, partnership action (including any required shareholder, member or partner action) or other similar official action, as applicable, taken by such entity.

               "Organizational Documents" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.

               "Outstandings" means, collectively, at any date, the Letter of Credit Outstandings, Term Loan Outstandings and Revolving Credit Outstandings on such date.

               "Participation" means, with respect to any Lender (other than the Issuing Bank) and a Letter of Credit, the extension of credit represented by the participation of such Lender hereunder in the liability of the Issuing Bank in respect of a Letter of Credit issued by the Issuing Bank in accordance with the terms hereof.

               "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

               "Pension Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (i) is maintained for employees of the Borrower or any of its ERISA Affiliates or (ii) has within the last six Fiscal Years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

               "Permitted Discretion" means the Agent's or a Lender's commercially reasonable judgment, based upon such factors which the Agent or such Lender reasonably believes in good faith materially increase the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower or create or reasonably could be expected to create an Event of Default.

               "Permitted Liens" has the meaning given to such term in SECTION
        10.3 hereof.

               "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

               "Pledge Agreements" means, collectively (or individually as the context may indicate), the Domestic Pledge Agreements and the Foreign Pledge Agreements.

               "Pledged Stock" means (i) all of the capital stock or share capital and related rights and interests of each direct and indirect Domestic Subsidiary (other than Berlitz

        Franchising until such time as it constitutes a Significant Subsidiary) and (ii) 65% of the voting capital stock and 100% of the non-voting capital stock of each Foreign Subsidiary owned directly by the Borrower or any Domestic Subsidiary, in each case now or hereafter pledged by the Borrower and certain Domestic Subsidiaries pursuant to the applicable Pledge Agreements;

               "Pre-Refunded Municipal Obligations" means obligations of any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated, based on the escrow, in the highest investment rating category by both S&P and Moody's and which have been irrevocably called for redemption and advance refunded through the deposit in escrow of Government Securities or other debt securities which are (i) not callable at the option of the issuer thereof prior to maturity, (ii) irrevocably pledged solely to the payment of all principal and interest on such obligations as the same becomes due and (iii) in a principal amount and bear such rate or rates of interest as shall be sufficient to pay in full all principal of, interest, and premium, if any, on such obligations as the same becomes due as verified by a nationally recognized firm of certified public accountants.

               "Prime Rate" means the per annum rate of interest established from time to time by NationsBank as its prime rate, which rate may not be the lowest rate of interest charged by NationsBank to its customers.

               "Principal Office" means the principal office of NationsBank, presently located at Independence Center, 15th Floor, NC1 001-15-04, Charlotte, North Carolina 28255, Attention: Agency Services, or such other office and address as the Agent may from time to time designate.

               "Rate Hedging Obligations" means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or currency exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

               "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time.

               "Regulatory Change" means any change effective after the Closing Date in United States federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, which includes any of the Lenders, under any United States federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive effective after the Closing Date regarding capital adequacy, including those relating to "highly leveraged transactions," whether or not having the force of law, and whether or not failure to comply therewith would be unlawful and whether or not published or proposed prior to the date hereof.

               "Reimbursement Obligation" shall mean at any time, the obligation of the Borrower with respect to any Letter of Credit to reimburse the Issuing Bank and the Lenders to the extent of their respective Participations (including by the receipt by the Issuing Bank of proceeds of Loans pursuant to SECTION 4.2) for amounts theretofore paid by the Issuing Bank pursuant to a drawing under such Letter of Credit.

               "Repurchase Agreement" means a repurchase agreement entered into with any financial institution whose debt obligations or commercial paper are rated "A" by either of S&P or Moody's or "A-1" by S&P or "P-1" by Moody's.

               "Required Lenders" means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating in excess of 50% of the aggregate Credit Exposures of all the Lenders on such date. For purposes of the preceding sentence, the amount of the "CREDIT EXPOSURE" of each Lender shall be equal at all times (a) other than following the occurrence and during the continuance of an Event of Default, to the sum of its Revolving Credit Commitment and Applicable Commitment Percentage of Term Loan Outstandings, and (b) following the occurrence and during the continuance of an Event of Default, to the sum of (i) the amount of such Lender's Applicable Commitment Percentage of Term Loan Outstandings plus (ii) the aggregate principal amount of such Lender's Applicable Commitment Percentage of Revolving Credit Outstandings, plus (iii) such Lender's Applicable Commitment Percentage of Letter of Credit Outstandings; PROVIDED that, for the purpose of this definition only,
        (y) if any Lender shall have failed to fund its Applicable Commitment Percentage of any Advance, the Credit Exposure of such Lender shall be deemed reduced by the amount it so failed to fund for so long as such failure shall continue and such Lender's Credit Exposure attributable to such failure shall be deemed held by any Lender making more than its Applicable Commitment Percentage of such Advance to the extent it covers such failure, and (z) if any Lender shall have failed to pay to the Issuing Bank upon demand its Applicable Commitment Percentage of any drawing under any Letter of Credit resulting in an outstanding Reimbursement Obligation, such Lender's Credit Exposure attributable to such Letter of Credit Outstandings shall be deemed to be held by Issuing Bank.

               "Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the

        Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

               "Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries (other than those payable or distributable solely to the Borrower) now or hereafter outstanding, except a dividend payable solely in shares of a class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Subsidiaries (other than those payable or distributable solely to the Borrower) now or hereafter outstanding; and
        (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding.

               "Revolving Credit Commitment" means, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower up to an aggregate principal amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Revolving Credit Commitment.

               "Revolving Credit Facility" means the facility described in
        ARTICLE III hereof providing for Revolving Loans to the Borrower by the Lenders in the aggregate principal amount of the Total Revolving Credit Commitment.

               "Revolving Credit Outstandings" means, as of any date of determination, the aggregate principal amount of all Revolving Loans then outstanding.

               "Revolving Credit Termination Date" means (i) the Stated Termination Date or (ii) such earlier date of termination of Lenders' obligations pursuant to SECTION 11.1 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily and permanently terminate the Revolving Credit Facility by payment in full of all Revolving Credit Outstandings and Reimbursement Obligations, and all accrued and unpaid interest thereon, and cancellation or cash collateralization of all Letters of Credit.

               "Revolving Loan" means any borrowing pursuant to an Advance under the Revolving Credit Facility in accordance with ARTICLE III.

               "Revolving Notes" means, collectively, the promissory notes of the Borrower evidencing Revolving Loans executed and delivered to the Lenders as provided in SECTION

        3.5 substantially in the form of EXHIBIT F-1, with appropriate insertions as to amounts, dates and names of Lenders.

               "S&P" means Standard & Poor's Ratings Group, a division of the McGraw-Hill Company, Inc.

               "Security Instruments" means, collectively, the Pledge Agreements and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Domestic Subsidiary shall grant or convey to the Agent or the Lenders a Lien in certain property as security for all or any portion of the Obligations, as any of them may be amended, modified or supplemented from time to time.

               "Segment" means a portion of the Term Loans (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable.

               "Senior Note Agreements" means each of the Senior Note Agreements, each dated as of January 29, 1993, between the Borrower and each of the holders of the Senior Notes parties thereto.

               "Senior Notes" means the 9.79% Senior Secured Notes due December 2002 of the Borrower issued pursuant to the Senior Note Agreements in the aggregate principal amount of $56,000,000.

               "Significant Subsidiary" has the meaning given to such term in
        SECTION 5.1 hereof.

               "Solvent" means, when used with respect to any Person, that at the time of determination:

                       (i) the fair value of its assets (both at fair valuation
               and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including Contingent Obligations (calculated for the purposes hereof at the amount which, in light of all facts and circumstances at the time, could reasonably be expected to become an actual or mature liability); and

                      (ii) it is then able and expects to be able to pay its
               debts as they mature; and

                      (iii) it has capital sufficient to carry on its business
               as conducted and as proposed to be conducted.

               "Stated Termination Date" means September 30, 2002.

               "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of July 23, 1997 between the Borrower, ELS and certain individual shareholders of

        ELS, as may be amended on or prior to and as in effect on the Closing Date, together with all schedules and exhibits thereto.

               "Subordinated Debt" means the Benesse Debt, and all other Indebtedness owed to Benesse or FHAI which (i) is subordinated to the Obligations in accordance with the Subordination Agreement, (ii) has a maturity date later than the Facility Termination Date, (iii) provides for no cash payments of principal, interest or fees prior to the Facility Termination Date, and (iv) contains such other terms as shall be reasonably acceptable to the Required Lenders.

               "Subordination Agreement" means that certain Subordination Agreement dated as of the date hereof by and among Benesse, FHAI, the Borrower and the Agent substantially in the form of EXHIBIT J hereto, as from time to time amended, supplemented or replaced.

               "Subsidiary" means any corporation or other entity in which more than 50% of its outstanding voting stock or more than 50% of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower's Subsidiaries.

               "Subsidiary Guaranty" means each Guaranty Agreement between one or more Domestic Subsidiaries and the Agent for the benefit of the Lenders, delivered as of the Closing Date and otherwise pursuant to
        SECTION 9.19, as the same may be amended, supplemented or replaced from time to time.

               "Support Subsidiaries" means any Subsidiary (i) that is a Guarantor or (ii) as to which the Agent for the benefit of the Lenders shall have received a valid first priority pledge of at least 65% of its Voting Stock pursuant to a Pledge Agreement.

               "Swap Agreement" means one or more agreements between the Borrower and any Person with respect to Indebtedness evidenced by any or all of the Notes, on terms mutually acceptable to Borrower and such Person and approved by the Required Lenders (which approval shall not be unreasonably withheld), which agreements create Rate Hedging Obligations; PROVIDED, HOWEVER, that no such approval of the Required Lenders shall be required to the extent such agreements are entered into between the Borrower and any Lender.

               "Term Loan Commitment" means, with respect to each Lender, such Lender's Tranche A Term Loan Commitment plus such Lender's Tranche B Term Loan Commitment.

               "Term Loan Facility" means the facility described in ARTICLE II providing for a Tranche A Term Loan to the Borrower by the Lenders in the original principal amount of $25,000,000 and a Tranche B Term Loan to the Borrower by the Lenders in the original principal amount of $95,000,000.

               "Term Loan Maturity Date" means September 30, 2002.

               "Term Loan Outstandings" means, as of any date of determination, the Tranche A Term Loan Outstandings plus the Tranche B Term Loan Outstandings.

               "Term Loan Termination Date" means (i) the Term Loan Maturity Date or (ii) such earlier date of termination of Lenders' obligations pursuant to SECTION 11.1 upon the occurrence of an Event of Default, or
        (iii) such date as the Borrower may voluntarily and permanently terminate the Term Loan Facility by payment in full of all Term Loan Outstandings.

        "Term Loans" means, collectively, the Tranche A Term Loan and the Tranche B Term Loan.

        "Term Notes" means, collectively, the Tranche A Term Notes and the Tranche B Term Notes.

               "Termination Event" means: (i) a "Reportable Event" described in
        Section 4043 of ERISA and the regulations issued thereunder (unless the notice requirement has been waived by applicable regulation); or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; or (iii) the termination of a Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, the filing of a notice of intent to terminate a Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, or the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA; or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan that could reasonably be expected to result in a Material Adverse Effect; or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect; or (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA that could reasonably be expected to result in a Material Adverse Effect; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

               "Total Letter of Credit Commitment" means an amount not to exceed $3,000,000, less, until such time as the Existing Letter of Credit is terminated, the aggregate amount available to be drawn under the Existing Letter of Credit plus any reimbursement obligations then outstanding with respect to amouns paid by NationsBank pursuant to a drawing under the Existing Letter of Credit (converted into Dollars as of any date of determination at the rate of exchange published on such date in THE WALL STREET JOURNAL (Eastern Edition)).

               "Total Revolving Credit Commitment" means a principal amount equal to $45,000,000, less, until such time as the Existing Letter of Credit is terminated, the aggregate amount available to be drawn under the Existing Letter of Credit plus any reimbursement obligations then outstanding with respect to amouns paid by NationsBank pursuant to a drawing under the Existing Letter of Credit (converted into Dollars as of any date of determination at the rate of exchange published on such date in THE WALL STREET JOURNAL (Eastern Edition)) as reduced from time to time in accordance with SECTION 3.7 hereof.

               "Total Term Loan Commitment" means the sum of the Total Tranche A Term Loan Commitment and the Total Tranche B Term Loan Commitment.

               "Total Tranche A Term Loan Commitment" means a principal amount equal to $25,000,000.

               "Total Tranche B Term Loan Commitment" means a principal amount equal to $95,000,000.

               "Tranche A Term Loan" means the term loan made pursuant to the Term Loan Facility in accordance with SECTION 2.1 and ARTICLE II hereof.

               "Tranche A Term Loan Commitment" means, with respect to each Lender, the obligation of such Lender to make the Tranche A Term Loan to the Borrower in a principal amount equal to such Lender's Applicable Commitment Percentage of the Total Tranche A Term Loan Commitment as set forth on EXHIBIT A.

               "Tranche A Term Loan Facility" means the facility described in
        SECTION 2.1 hereof and ARTICLE II hereof providing for a Tranche A Term Loan to the Borrower by the Lenders in the original principal amount of $25,000,000.

               "Tranche A Term Loan Outstandings" means, as of any date of determination, the aggregate principal amount of the Tranche A Term Loan then outstanding and all interest accrued thereon.

               "Tranche A Term Notes" means, collectively, the promissory notes of the Borrower evidencing Tranche A Term Loans executed and delivered to the Lenders as provided in SECTION 2.8(A) hereof substantially in the form of EXHIBIT F-2, with appropriate insertions as to amounts, dates and names of Lenders.

               "Tranche B Term Loan" means the term loan made pursuant to the Term Loan Facility in accordance with SECTION 2.2 and ARTICLE II.

               "Tranche B Term Loan Commitment" means, with respect to each Lender, the obligation of such Lender to make the Tranche B Term Loan to the Borrower in a principal amount equal to such Lender's Applicable Commitment Percentage of the Total Tranche B Term Loan Commitment as set forth on EXHIBIT A.

               "Tranche B Term Loan Facility" means the facility described in
        SECTION 2.2 and ARTICLE II hereof providing for a Tranche B Term Loan to the Borrower by the Lenders in the original principal amount of $95,000,000.

               "Tranche B Term Loan Outstandings" means, as of any date of determination, the aggregate principal amount of the Tranche B Term Loan then outstanding and all interest accrued thereon.

               "Tranche B Term Notes" means, collectively, the promissory notes of the Borrower evidencing Tranche B Term Loans executed and delivered to the Lenders as provided in SECTION 2.8(B) hereof substantially in the form of EXHIBIT F-3, with appropriate insertions as to amounts, dates and names of Lenders.

               "Type" shall mean any type of Loan (i.e., a Base Rate Loan or a Eurodollar Rate Loan).

               "Voting Stock" means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

        1.2.   RULES OF INTERPRETATION.

               (a) All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a Consistent Basis.

               (b) Each term defined in Article 1, 5, 8 or 9 of the New York Uniform Commercial Code shall have the meaning given therein unless otherwise defined herein, except to the extent that the Uniform Commercial Code of another jurisdiction is controlling, in which case such terms shall have the meaning given in the Uniform Commercial Code of the applicable jurisdiction.

               (c) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

               (d) Except as otherwise expressly provided, references herein to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to this Agreement.

               (e) All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and VICE VERSA, as the context may require.

               (f) When used herein or in any other Loan Document, words such as "hereunder", "hereto", "hereof" and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

               (g) References to "including" means including without limiting the generality of any description preceding such term, and for purposes hereof the rule of EJUSDEM GENERIS shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

               (h) All dates and times of day specified herein shall refer to such dates and times at Charlotte, North Carolina.

               (i) Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.

               (j) Any reference to an officer of the Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.

               (k) All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and in the Loan Documents.

                                   ARTICLE II

                                  THE TERM LOAN

        2.1.   TRANCHE A TERM LOAN.

               (a) Subject to the terms and conditions of this Agreement, each Lender severally agrees to make an Advance of the Tranche A Term Loan on the Closing Date on a pro rata basis in the amount of the Tranche A Term Loan Commitment of such Lender. The Tranche A Term Loan shall be available in a single draw at the Closing Date. The principal amount of each Segment of Tranche A Term Loan outstanding hereunder from time to time shall bear interest, at the Borrower's election, at an interest rate per annum at the Base Rate or the Eurodollar Rate; PROVIDED, HOWEVER, that (i) no Eurodollar Rate Segment shall have an Interest Period that extends beyond the Term Loan Termination Date, (ii) each Eurodollar Rate Segment shall be in the minimum amount of $500,000 and, if greater, an integral multiple of $100,000 and (iii) the principal amount of each Eurodollar Rate Segment may, subject to the provisions of SECTIONS 2.3, 2.6 and 2.7 hereof, be repaid only on the last day of the Interest Period with respect thereto. No amount of the Tranche A Term Loan repaid or prepaid by the Borrower may be reborrowed hereunder, and no Advance of Tranche A Term Loan shall be made by any Lender after the Closing Date.

               (b) An Authorized Representative shall give the Agent written notice by telefacsimile transmission of a completed Borrowing Notice (effective upon receipt) of a request for the Advance of the Tranche A Term Loan prior to 10:30 A.M. three Business Days prior to the Closing Date. Notice of receipt of such Borrowing Notice, together with the amount of each Lender's portion of the Tranche A Term Loan requested thereunder, shall be provided by the Agent to each Lender by telefacsimile transmission with reasonable promptness, but (provided the Agent shall have received such notice by 10:30 A.M.) not later than 1:00 P.M. on the same day as the Agent's receipt of such notice. As early as practicable on the Closing Date, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Tranche A Term Loan to be made by it, determined in accordance with SECTION 2.1(A) hereof, available by wire transfer to the Agent. Such wire transfer shall be directed to the Agent at the Principal Office and shall be in the form of immediately available Dollars. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made immediately available to the Borrower by delivery of the proceeds thereof to the Borrower's Account or otherwise as shall be directed by the Authorized Representative and reasonably acceptable to the Agent.

        2.2.   TRANCHE B TERM LOAN.

               (a) Subject to the terms and conditions of this Agreement, each Lender severally agrees to make an Advance of the Tranche B Term Loan on the ELS Acquisition Date on a pro rata basis in the amount of the Tranche B Term Loan Commitment of such

        Lender. The Tranche B Term Loan shall be available in a single draw on the ELS Acquisition Date. The principal amount of each Segment of the Tranche B Term Loan outstanding hereunder from time to time shall bear interest, at the Borrower's election, at an interest rate per annum at the Base Rate or the Eurodollar Rate; PROVIDED, HOWEVER, that (i) no Eurodollar Rate Segment shall have an Interest Period that extends beyond the Term Loan Termination Date, (ii) each Eurodollar Rate Segment shall be in the minimum amount of $500,000 and, if greater, an integral multiple of $100,000 and (iii) the principal amount of each Eurodollar Rate Segment may, subject to the provisions of SECTIONS 2.3, 2.6 and 2.7 hereof, be repaid only on the last day of the Interest Period with respect thereto. No amount of the Tranche B Term Loan repaid or prepaid by the Borrower may be reborrowed hereunder, and no Advance of Tranche B Term Loan shall be made by any Lender after the ELS Acquisition Date.

               (b) An Authorized Representative shall give the Agent written notice by telefacsimile transmission of a completed Borrowing Notice (effective upon receipt) of a request for the Advance of the Tranche B Term Loan on or prior to 10:30 A.M. three Business Days prior to the ELS Acquisition Date. Notice of receipt of such Borrowing Notice, together with the amount of each Lender's portion of the Tranche B Term Loan requested thereunder, shall be provided by the Agent to each Lender by telefacsimile transmission with reasonable promptness, but (provided the Agent shall have received such notice by 10:30 A.M.) not later than 1:00 P.M. on the same day as the Agent's receipt of such notice. As early as practicable on the date specified in such Borrowing Notice, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, including satisfaction of the conditions set forth in SECTION
        7.2 hereof, make the amount of the Tranche B Term Loan to be made by it, determined in accordance with SECTION 2.2(A) hereof, available by wire transfer to the Agent. Such wire transfer shall be directed to the Agent at the Principal Office and shall be in the form of immediately available Dollars. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made immediately available to the Borrower by delivery of the proceeds thereof to the Borrower's Account or otherwise as shall be directed by the Authorized Representative and reasonably acceptable to the Agent.

        2.3. PAYMENT OF PRINCIPAL. Subject to mandatory and optional prepayments provided for in SECTIONS 2.6 and 2.7 hereof, the principal amount of the Term Loans shall be repaid in the amounts and on the dates set forth below:

               DUE DATE                 TRANCHE A          TRANCHE B
               --------                 ---------          ---------

               December 31, 1997       $1,250,000          $3,000,000
               March 31, 1998          $1,250,000          $3,000,000
               June 30, 1998           $1,250,000          $3,000,000
               September 30, 1998      $1,250,000          $3,000,000
               December 31, 1998       $1,250,000          $3,500,000
               March 31, 1999          $1,250,000          $3,500,000
               June 30, 1999           $1,250,000          $3,500,000

               September 30, 1999      $1,250,000          $3,500,000
               December 31, 1999       $1,250,000          $3,750,000
               March 31, 2000          $1,250,000          $3,750,000
               June 30, 2000           $1,250,000          $3,750,000
               September 31, 2000      $1,250,000          $3,750,000
               December 31, 2000       $1,250,000          $4,250,000
               March 31, 2001          $1,250,000          $4,250,000
               June 30, 2001           $1,250,000          $4,250,000
               September 30, 2001      $1,250,000          $4,250,000
               December 31, 2001       $1,250,000          $4,250,000
               March 31, 2002          $1,250,000          $4,250,000
               June 30, 2002           $1,250,000          $4,250,000
               September 30, 2002      $1,250,000          $4,250,000

PROVIDED, HOWEVER, that the entire amount of Term Loan Outstandings shall be due and payable in full on the Term Loan Termination Date.

        2.4. PAYMENT OF INTEREST. The Borrower shall pay interest on the outstanding and unpaid principal amount of each Segment of the Term Loan commencing on the date of determination of the interest rate applicable to such Segment until such Segment shall be due at the applicable Base Rate or Eurodollar Rate, as the case may be, as designated by the Borrower in the applicable Borrowing Notice or Interest Rate Selection Notice or as otherwise provided hereunder. Interest shall be computed on the basis of a year of 365 days for Base Rate Loans and 360 days for Eurodollar Rate Loans and calculated for actual days elapsed. Interest on each Segment of the Term Loan shall be paid on the earlier of (a) in the case of any Base Rate Segment, quarterly in arrears of the last Business Day of each December, March, June and September, commencing on September, 1997, until the Term Loan Termination Date on which date the entire principal amount of and all accrued interest on the Term Loan shall be paid in full, (b) in the case of any Eurodollar Rate Segment, on last day of the applicable Interest Period for such Segment and if such Interest Period extends for more than three (3) months, at intervals of three (3) months after the first day of such Interest Period, and (c) upon payment in full of the Term Loan; PROVIDED, HOWEVER, that if any Event of Default set forth in SECTION 11.1(A),
(B), (C) (only with respect to defaults in the performance or observance of any covenant set forth in ARTICLE X), (G) OR (H) hereof shall have occurred and be continuing, all amounts outstanding hereunder shall bear interest thereafter at the Default Rate from the date such Event of Default occurred until the date such Event of Default is cured or waived.

        2.5. MANNER OF PAYMENT. (a) Each payment of principal (including any prepayment) and payment of interest and fees, and any other amount required to be paid to the Lenders with respect to the Term Loan, shall be made to the Agent at the Principal Office for the account of each Lender in Dollars in immediately available funds on or before 1:00 P.M. on the date such payment is due. The Agent may, but shall not be obligated to, debit the amount of such payment from any one or more ordinary deposit accounts of the Borrower with the Agent.

        (b) The Agent shall deem any payment made by or on behalf of the Borrower that is not made both in Dollars in immediately available funds and prior to 1:00 P.M. on the date such payment is to be made to be a non-conforming payment. Any such non-conforming payment shall not be deemed to be received by the Agent until the later of (i) the time such funds become available funds and
(ii) the next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until the later of (i) the date such funds become available funds or (ii) the next Business Day at the Default Rate, from the date such amount was due and payable.

        (c) In the event that any payment hereunder or under the Term Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under the definition of "Interest Period"; PROVIDED, HOWEVER, that interest shall continue to accrue during the period of any such extension; and PROVIDED FURTHER, HOWEVER, that in no event shall any such due date be extended beyond the Term Loan Termination Date.

        2.6. OPTIONAL PREPAYMENTS. The Borrower may prepay the Term Loans in whole or in part from time to time on any Business Day, without penalty or premium, upon not less than three (3) Business Days' prior written notice (effective upon receipt) to the Agent, which notice shall be irrevocable. Any prepayment, whether a Base Rate Segment or a Eurodollar Rate Segment, shall be made at a prepayment price equal to (i) the amount of principal to be prepaid, plus (ii) all accrued and unpaid interest on the amount so prepaid, to the date of prepayment. All prepayments under this SECTION 2.6 shall be made in the minimum principal amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof (or in the entire remaining principal balance of the Term Loan), and all such prepayments of principal shall be applied either ratably or in inverse order of maturity at the Borrower's election, to installments of principal of the Term Loans remaining outstanding. No such prepayment shall result in the payment of any Eurodollar Rate Segment other than on the last day of the Interest Period of such Segment unless such prepayment is accompanied by amounts due, if any, under SECTION 6.5.

        2.7. MANDATORY PREPAYMENTS. In addition to the required payments of principal of the Term Loan set forth in SECTION 2.3 and any optional payments of principal of the Term Loan effected under SECTION 2.6, the Borrower shall make the following required prepayments of the Term Loan, each such payment to be made to the Agent for the benefit of the Lenders within the time period specified below:

               (a) The Borrower shall make, or shall cause each applicable Subsidiary to make, a prepayment from the Net Proceeds of any Asset Disposition resulting in Net Proceeds which (i) exceed $1,000,000 for any single or series of related transactions or (ii) when aggregated with all other Net Proceeds from Asset Dispositions received during any Fiscal Year exceed $2,000,000, in each case, in an amount equal to fifty percent (50%) of such Net Proceeds in excess of such applicable threshold amounts. Each such prepayment shall be made within five (5) Business Days of receipt of such Net Proceeds and upon not less than three (3) Business Days' written notice to the Agent, which notice shall include a certificate of an Authorized Representative setting forth in reasonable detail the calculations utilized in computing the amount of Net Proceeds.

               (b) The Borrower shall make, or shall cause each applicable Subsidiary to make, a prepayment from the Net Proceeds of any Equity Offering resulting in Net Proceeds which (i) exceed $1,000,000 for any single or series of related transactions or (ii) when aggregated with all other Net Proceeds from Equity Offerings received during any Fiscal Year exceed $5,000,000, in each case, in an amount equal to fifty percent (50%) of such Net Proceeds in excess of such applicable threshold amount. Each such prepayment shall be made within five (5) Business Days of receipt of such Net Proceeds and upon not less than three (3) Business Days' written notice to the Agent, which notice shall include a certificate of an Authorized Representative setting forth in reasonable detail the calculations utilized in computing the amount of Net Proceeds.

The Agent shall give each Lender, within one (1) Business Day, telefacsimile notice of each notice of prepayment described in clauses (a) and (b) of this
SECTION 2.7. All mandatory prepayments made pursuant to this SECTION 2.7 shall be applied to the installments of principal of the Term Loans in inverse order of maturity (as adjusted to give effect to any prior payments or prepayments of principal). If as a result of the making of any payment required to be made pursuant to this SECTION 2.7 the Borrower would incur any costs pursuant to
SECTION 6.5 hereof in excess of $5,000, it may deposit the amount of such payment with the Agent, for the benefit of the Lenders, pursuant to the terms of a Cash Collateral Account Agreement, until the end of the applicable Interest Period at which time such payment shall automatically be made. Any prepayment of a Eurodollar Rate Loan pursuant to this SECTION 2.7 other than on the last day of an Interest Period which is not subject to escrow pursuant to the immediately preceding sentence shall be accompanied by the additional payment, if any, required by SECTION 6.5 hereof.

        2.8.   TERM NOTES.

               (a) TRANCHE A TERM NOTES. The portion of the Tranche A Term Loan made by each Lender shall be evidenced by a Tranche A Term Note payable to the order of such Lender in the respective amount of its Tranche A Term Loan Commitment, which Tranche A Term Notes shall be dated the Closing Date or a later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

               (b) TRANCHE B TERM NOTES. The portion of the Tranche B Term Loan made by each Lender shall be evidenced by a Tranche B Term Note payable to the order of such Lender in the respective amount of its Tranche B Term Loan Commitment, which Tranche B Term Notes shall be dated the ELS Acquisition Date or a later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

        2.9.   USE OF PROCEEDS.

               (a) TRANCHE A TERM NOTES. The proceeds of the Tranche A Term Loan hereunder shall be used by the Borrower exclusively to refinance certain existing indebtedness and for working capital, capital expenditures and general corporate purposes.

               (b) TRANCHE B TERM NOTES. The proceeds of the Tranche B Term Loan hereunder shall be used by the Borrower exclusively to make a capital contribution or to make a loan to Berlitz Languages, Inc. to finance the cash consideration for the ELS Acquisition.

        2.10. INTEREST PERIODS. The Term Loan shall be, at the option of the Borrower specified in an Interest Rate Selection Notice, comprised of either Eurodollar Rate Segments or Base Rate Segments. Eurodollar Rate Segments and Base Rate Segments may be outstanding at the same time, PROVIDED, HOWEVER, there shall not be outstanding at any one time Eurodollar Rate Loans (including Revolving Loans) and Eurodollar Rate Segments having more than six (6) different Interest Periods. If the Agent does not receive an Interest Rate Selection Notice giving notice of election of the duration of an Interest Period or of Conversion of any Segment to or Continuation of a Segment as a Eurodollar Rate Segment by the time prescribed by SECTION 2.11, the Borrower shall be deemed to have elected to Convert such Segment to (or Continue such Segment as) a Base Rate Segment until the Borrower notifies the Agent in accordance with SECTION 2.11.

        2.11.  CONVERSIONS AND ELECTIONS OF SUBSEQUENT INTEREST PERIODS.

               (a) Upon delivery (effective upon receipt) of a properly completed Interest Rate Selection Notice to the Agent on or before 10:30 A.M. on any Business Day, the Borrower may Convert any Eurodollar Rate Segment to a Base Rate Segment on the last day of the Interest Period for such Eurodollar Rate Segment; and

               (b) Provided that no Default or Event of Default shall have occurred and be continuing and subject to the limitations set forth below and in ARTICLE VI, the Borrower may upon delivery (effective upon receipt) of a properly completed Interest Rate Selection Notice to the Agent on or before 10:30 A.M. three (3) Business Days' prior to the date of such Conversion:

                       (i) elect a subsequent Interest Period for any Eurodollar
               Rate Segment to begin on the last day of the then current Interest Period for such Eurodollar Rate Segment; and

                      (ii) Convert any Base Rate Segment to a Eurodollar Rate
               Segment on any Business Day.

        Each Continuation or Conversion pursuant to this SECTION 2.11(B) shall be subject to the limitations on Eurodollar Rate Loans set forth in the definition of "Interest Period" herein and in SECTIONS 2.1, 2.10 and ARTICLE VI. The Agent shall give written notice to each Lender of such notice of Conversion prior to 3:00 P.M. on the day such notice of election or Conversion is received. All such Continuations or Conversions of Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.

        2.12. PRO RATA PAYMENTS. Except as otherwise provided herein, (a) each payment on account of the principal of and interest on the Term Loans and the fees described in SECTION 2.12 shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Commitment Percentages, (b) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without diminution, set-off, recoupment or counterclaim, and (c) the Agent will promptly distribute to the Lenders in immediately available funds payments received in fully collected, immediately available funds from the Borrower.

                                   ARTICLE III

                          THE REVOLVING CREDIT FACILITY

        3.1.   REVOLVING LOANS.

               (a) COMMITMENT. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Advances to the Borrower under the Revolving Credit Facility from time to time from the Closing Date until the Revolving Credit Termination Date on a pro rata basis as to the total borrowing requested by the Borrower on any day determined by such Lender's Applicable Commitment Percentage up to but not exceeding the Revolving Credit Commitment of such Lender, PROVIDED, HOWEVER, that the Lenders will not be required and shall have no obligation to make any such Advance (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent has accelerated the maturity of any of the Notes as a result of an Event of Default; PROVIDED FURTHER, HOWEVER, that immediately after giving effect to each such Advance, the amount of Revolving Credit Outstandings plus Letter of Credit Outstandings shall not exceed the Total Revolving Credit Commitment. Within such limits, the Borrower may borrow, repay and reborrow under the Revolving Credit Facility on a Business Day from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; PROVIDED, HOWEVER, that (y) no Revolving Loan that is a Eurodollar Rate Loan shall be made which has an Interest Period that extends beyond the Stated Termination Date and
(z) each Revolving Loan that is a Eurodollar Rate Loan may, subject to the provisions of SECTION 3.7, be repaid only on the last day of the Interest Period with respect thereto unless such payment is accompanied by the additional payment, if any, required by SECTION 6.5.

               (b) AMOUNTS. Except as otherwise permitted by the Lenders from time to time, the amount of Revolving Credit Outstandings plus Letter of Credit Outstandings shall not exceed at any time the Total Revolving Credit Commitment, and, in the event there shall be outstanding any such excess, the Borrower shall immediately make such payments and prepayments as shall be necessary to comply with this restriction. Each Revolving Loan hereunder, other than Base Rate Refunding Loans, and each Conversion under SECTION 3.8, shall be in an amount of at least $1,000,000, and, if greater than $1,000,000, an integral multiple of $100,000.

               (c) ADVANCES. (i) An Authorized Representative shall give the Agent (1) at least three (3) Business Days' irrevocable written notice by telefacsimile transmission of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions, effective upon receipt, of each Revolving Loan that is a Eurodollar Rate Loan (whether representing an additional borrowing hereunder or the Conversion of a borrowing hereunder from Base Rate Loans to Eurodollar Rate Loans) on or prior to 10:30 A.M. and (2) irrevocable written notice by telefacsimile transmission of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions, effective upon receipt, of each Revolving Loan (other than Base Rate Refunding Loans to the extent the same are effected without notice pursuant to SECTION 3.1(C)(IV)) that is a Base Rate Loan (whether representing an additional borrowing hereunder or the Conversion of borrowing hereunder from Eurodollar Rate Loans to Base Rate Loans) on or prior to 10:30 A.M. on the day of such proposed Revolving Loan. Each such notice shall specify the amount of the borrowing, the Type of Revolving Loan (Base Rate or Eurodollar Rate), the date of borrowing and, if a Eurodollar Rate Loan, the Interest Period to be used in the computation of interest. Notice of receipt of such Borrowing Notice or Interest Rate Selection Notice, as the case may be, together with the amount of each Lender's portion of an Advance requested thereunder, shall be provided by the Agent to each Lender by telefacsimile transmission with reasonable promptness, but (provided the Agent shall have received such notice by 10:30 A.M.) not later than 12:00 P.M. on the same day as the Agent's receipt of such notice.

        (ii) Not later than 1:00 P.M. on the date specified for each borrowing under this SECTION 3.1, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Advance or Advances to be made by it on such day available by wire transfer to the Agent in the amount of its pro rata share, determined according to such Lender's Applicable Commitment Percentage of the Revolving Loan or Revolving Loans to be made on such day. Such wire transfer shall be directed to the Agent at the Principal Office and shall be in the form of Dollars constituting immediately available funds. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made immediately available to the Borrower by delivery of the proceeds thereof to the Borrower's Account or otherwise as shall be directed in the applicable Borrowing Notice by the Authorized Representative and reasonably acceptable to the Agent.

        (iii) The Borrower shall have the option to elect the duration of the initial and any subsequent Interest Periods and to Convert the Revolving Loans in accordance with SECTION 3.8. Eurodollar Rate Loans and Base Rate Loans may be outstanding at the same time, PROVIDED, HOWEVER, there shall not be outstanding at any one time Eurodollar Rate Loans and Eurodollar Rate Segments having more than six (6) different Interest Periods. If the Agent does not receive a Borrowing Notice or an Interest Rate Selection Notice giving notice of election of the duration of an Interest Period or of Conversion of any Loan to or Continuation of a Loan as a Eurodollar Rate Loan by the time prescribed by
SECTION 3.1(C) OR 3.8, the Borrower shall be deemed to have elected to Convert such Segment to (or Continue such Segment as) a Base Rate Loan until the Borrower notifies the Agent in accordance with SECTION 3.8.

        (iv) Notwithstanding the foregoing, if a drawing is made under any Letter of Credit, such drawing is honored by the Issuing Bank prior to the Stated Termination Date, and the Borrower shall not immediately fully reimburse the Issuing Bank in respect of such drawing, (A) provided that the conditions to making a Revolving Loan as herein provided shall then be satisfied, the Reimbursement Obligation arising from such drawing shall be paid to the Issuing Bank by the Agent without the requirement of notice to or from the Borrower from immediately available funds which shall be advanced as a Base Rate Refunding Loan by each Lender under the Revolving Credit Facility in an amount equal to such Lender's Applicable Commitment Percentage of such Reimbursement Obligation, and (B) if the conditions to making a Revolving Loan as herein provided shall not then be satisfied, each of the Lenders shall fund by payment to the Agent (for the benefit of the Issuing Bank) in immediately available funds the purchase from the Issuing Bank of their respective Participations in the related Reimbursement Obligation based on their respective Applicable Commitment Percentages of the Total Letter of Credit Commitment. If a drawing is presented under any Letter of Credit in accordance with the terms thereof and the Borrower shall not immediately reimburse the Issuing Bank in respect thereof, then notice of such drawing or payment shall be provided promptly by the Issuing Bank to the Agent and the Agent shall provide notice to each Lender by telephone or telefacsimile transmission. If notice to the Lenders of a drawing under any Letter of Credit is given by the Agent at or before 12:00 noon on any Business Day, each Lender shall, pursuant to the conditions specified in this SECTION 3.1(C)(IV), either make a Base Rate Refunding Loan or fund the purchase of its Participation in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds before 2:30 P.M. on the same Business Day. If notice to the Lenders of a drawing under a Letter of Credit is given by the Agent after 12:00 noon on any Business Day, each Lender shall, pursuant to the conditions specified in this SECTION 3.1(C)(IV), either make a Base Rate Refunding Loan or fund the purchase of its Participation in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds before 12:00 noon on the next following Business Day. Any such Base Rate Refunding Loan shall be advanced as, and shall Continue as, a Base Rate Loan unless and until the Borrower Converts such Base Rate Loan in accordance with the terms of SECTION 3.8.

        3.2. PAYMENT OF INTEREST. (a) The Borrower shall pay interest to the Agent for the account of each Lender on the outstanding and unpaid principal amount of each Revolving Loan made by such Lender for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be due at the then applicable Base Rate for Base Rate Loans or applicable Eurodollar Rate for Eurodollar Rate Loans, as designated by the Authorized Representative pursuant to SECTION 3.1; PROVIDED, HOWEVER, that if any Event of Default under SECTION 11.1(A), (B), (C) (only with respect to defaults in the performance or observance of any covenant set forth in ARTICLE X), (G) OR (H) hereof shall have occurred and be continuing, all amounts outstanding hereunder shall bear interest thereafter at the Default Rate from the date such Event of Default occurred until the date such Event of Default is cured or waived.

               (b) Interest on each Revolving Loan shall be computed on the basis of a year of 365 days for Base Rate Loans and 360 days for Eurodollar Rate Loans and calculated in each case for the actual number of days elapsed. Interest on each Revolving Loan shall be paid (i) quarterly in arrears on the last Business Day of each March, June, September and December, commencing September 30, 1997 for each Base Rate Loan, (ii) on the last day of the applicable Interest Period for each Eurodollar Rate Loan and, if such Interest Period extends for more than three (3) months, at intervals of three (3) months after the first day of such Interest Period, and (iii) upon payment in full of the principal amount of such Revolving Loan.

        3.3. PAYMENT OF PRINCIPAL. The principal amount of each Revolving Loan shall be due and payable to the Agent for the benefit of each Lender in full on the Revolving Credit Termination Date, or earlier as specifically provided herein. The principal amount of any Base

Rate Loan may be prepaid in whole or in part at any time. The principal amount of any Eurodollar Rate Loan may be prepaid only at the end of the applicable Interest Period unless the Borrower shall pay to the Agent for the account of the Lenders the additional amount, if any, required under SECTION 6.5. All prepayments of Revolving Loans made by the Borrower shall be in the amount of $1,000,000 or such greater amount which is an integral multiple of $100,000, or the amount equal to all Revolving Credit Outstandings, or such other amount as necessary to comply with SECTION 3.1(B) or SECTION 3.8.

        3.4. MANNER OF PAYMENTS. (a) Each payment of principal (including any prepayment) and payment of interest and fees, and any other amount required to be paid to the Lenders with respect to the Revolving Loans, shall be made to the Agent at the Principal Office, for the account of each Lender, in Dollars and in immediately available funds before 1:00 P.M. on the date such payment is due. The Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any ordinary deposit account, if any, of the Borrower with the Agent.

        (b) The Agent shall deem any payment made by or on behalf of the Borrower hereunder that is not made both in Dollars and in immediately available funds and prior to 1:00 P.M. to be a non-conforming payment. Any such payment shall not be deemed to be received by the Agent until the later of (i) the time such funds become available funds and (ii) the next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until the later of (x) the date such funds become available funds or (y) the next Business Day at the Default Rate from the date such amount was due and payable.

        (c) In the event that any payment hereunder or under the Revolving Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under clause (ii) of the definition of "Interest Period"; PROVIDED that interest shall continue to accrue during the period of any such extension and PROVIDED further, that in no event shall any such due date be extended beyond the Revolving Credit Termination Date.

        3.5. REVOLVING NOTES. Revolving Loans made by each Lender shall be evidenced by a Revolving Note payable to the order of such Lender in the respective amount of its Revolving Credit Commitment, which Revolving Note shall be dated the Closing Date or a later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

        3.6. PRO RATA PAYMENTS. Except as otherwise provided herein, (a) each payment on account of the principal of and interest on the Revolving Loans and the fees described in SECTION 3.10 shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Commitment Percentages, (b) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without diminution, setoff, recoupment or counterclaim, and (c) the Agent will promptly distribute to the Lenders in immediately available funds payments received in fully collected, immediately available funds from the Borrower.

        3.7. REDUCTIONS. The Borrower shall, by notice from an Authorized Representative, have the right from time to time but not more frequently than once each calendar month, upon not less than three (3) Business Days' written notice to the Agent, effective upon receipt, to reduce the Total Revolving Credit Commitment. The Agent shall give each Lender, within one (1) Business Day of receipt of such notice, telefacsimile notice, or telephonic notice (confirmed in writing), of such reduction. Each such reduction shall be in the aggregate amount of $1,000,000 or such greater amount which is in an integral multiple of $1,000,000, or the entire remaining Total Revolving Credit Commitment, and shall permanently reduce the Total Revolving Credit Commitment and the Revolving Credit Commitment of each Lender pro rata. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the Revolving Loans to the extent that the principal amount of Revolving Credit Outstandings plus Letter of Credit Outstandings exceeds the Total Revolving Credit Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid. No such reduction shall result in the payment of any Eurodollar Rate Loan other than on the last day of the Interest Period of such Eurodollar Rate Loan unless such prepayment is accompanied by amounts due, if any, under
SECTION 6.5.

        3.8.   CONVERSIONS AND ELECTIONS OF SUBSEQUENT INTEREST PERIODS.

               (a) Upon delivery, effective upon receipt, of a properly completed Interest Rate Selection Notice to the Agent on or before 10:30 A.M. on any Business Day, the Borrower may Convert all or a part of Eurodollar Rate Loans under the Revolving Credit Facility to Base Rate Loans on the last day of the Interest Period for such Eurodollar Rate Loans; and

               (b) Provided that no Default or Event of Default shall have occurred and be continuing and subject to the limitations set forth below and in
ARTICLE VI, the Borrower may, upon delivery, effective upon receipt, of a properly completed Interest Rate Selection Notice to the Agent on or before 10:30 A.M. three (3) Business Days' prior to the date of such election or
Conversion:

                      (i) elect a subsequent Interest Period for all or a
               portion of Eurodollar Rate Loans under the Revolving Credit Facility to begin on the last day of the then current Interest Period for such Eurodollar Rate Loans; and

                      (ii) Convert Base Rate Loans under the Revolving Credit
               Facility to Eurodollar Rate Loans on any Business Day.

        Each election and Conversion pursuant to this SECTION 3.8 shall be subject to the limitations on Eurodollar Rate Loans set forth in the definition of "Interest Period" herein and in SECTIONS 3.1, 3.3 and ARTICLE VI. The Agent shall give written notice to each Lender of such notice of election or Conversion prior to 3:00 P.M. on the day such notice of election or

Conversion is received. All such Continuations or Conversions of Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.

        3.9. INCREASE AND DECREASE IN AMOUNTS. The amount of the Total Revolving Credit Commitment which shall be available to the Borrower as Advances shall be reduced by the aggregate amount of Letter of Credit Outstandings and Revolving Credit Outstandings.

        3.10. COMMITMENT FEE. For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date, the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, an unused fee equal to the Applicable Margin for the Commitment Fee multiplied by the average daily amount by which the Total Revolving Credit Commitment exceeds the sum of (i) Revolving Credit Outstandings plus (ii) Letter of Credit Outstandings. Such fees shall be due in arrears on the last Business Day of each March, June, September and December, commencing September 30, 1997 to and on the Revolving Credit Termination Date. Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Revolving Credit Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of such fee until such Lender shall make available such portion. Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

        3.11. DEFICIENCY ADVANCES. No Lender shall be responsible for any default of any other Lender in respect to such other Lender's obligation to make any Loan or fund its purchase of any Participation hereunder nor shall the Revolving Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the Borrower under the Revolving Credit Facility as herein provided, the Agent may in its discretion, but shall not be obligated to, advance under the Revolving Note in its favor as a Lender all or any portion of such amount or amounts (each, a "deficiency advance") and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such advance under its Revolving Note; PROVIDED that, upon payment to the Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by the Borrower on each Revolving Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be credited against the applicable Revolving Note of the Agent in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.

        3.12. USE OF PROCEEDS. The proceeds of the Loans made pursuant to the Revolving Credit Facility hereunder shall be used by the Borrower to refinance certain existing indebtedness and for working capital, capital expenditures and general corporate purposes.

                                   ARTICLE IV

                                LETTERS OF CREDIT

        4.1. LETTERS OF CREDIT. The Issuing Bank agrees, subject to the terms and conditions of this Agreement, upon request of the Borrower to issue from time to time for the account of the Borrower Letters of Credit upon delivery to the Issuing Bank of an Application and Agreement for Letter of Credit relating thereto in form and content reasonably acceptable to the Issuing Bank; PROVIDED, that (i) the Letter of Credit Outstandings shall not exceed the Total Letter of Credit Commitment and (ii) no Letter of Credit shall be issued if, after giving effect thereto, Letter of Credit Outstandings plus the amount of all Revolving Credit Outstandings shall exceed the Total Revolving Credit Commitment. No Letter of Credit shall have an expiry date (including all rights of the Borrower or any beneficiary named in such Letter of Credit to require renewal) or payment date occurring later than the earlier to occur of one year after the date of its issuance or the fifth Business Day prior to the Stated Termination Date.

        4.2.   REIMBURSEMENT.

               (a) The Borrower hereby unconditionally agrees to pay to the Issuing Bank immediately on demand at the Principal Office all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit and all reasonable expenses incurred by the Issuing Bank in connection with the Letters of Credit, and in any event and without demand to place in possession of the Issuing Bank (which shall include Advances under the Revolving Credit Facility if permitted by SECTION 3.1) sufficient funds to pay all debts and liabilities arising under any Letter of Credit. The Issuing Bank agrees to give the Borrower prompt notice of any request for a draw under a Letter of Credit. The Issuing Bank may charge any account the Borrower may have with it for any and all amounts the Issuing Bank pays under a Letter of Credit, plus charges and reasonable expenses as from time to time agreed to by the Issuing Bank and the Borrower; provided that to the extent permitted by SECTION 3.1(C)(IV), amounts shall be paid pursuant to Advances under the Revolving Credit Facility. The Borrower agrees to pay the Issuing Bank interest on any Reimbursement Obligations not paid when due hereunder at the Default Rate, such rate to be calculated on the basis of a year of 365 days for actual days elapsed.

               (b) In accordance with the provisions of SECTION 3.1(C)(IV), the Issuing Bank shall notify the Agent of any drawing under any Letter of Credit promptly following the receipt by the Issuing Bank of such drawing.

               (c) Each Lender (other than the Issuing Bank) shall automatically acquire on the date of issuance thereof, a Participation in the liability of the Issuing Bank in respect of each Letter of Credit in an amount equal to such Lender's Applicable Commitment Percentage of such liability, and to the extent that the Borrower is obligated to pay the Issuing Bank under SECTION 4.2(A) hereof, each Lender (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to the Issuing Bank as hereinafter described, its Applicable Commitment
Percentage of the liability of the Issuing Bank under such Letter of Credit.

                      (i) Each Lender (other than the Issuing Bank) shall,
               subject to the terms and conditions of ARTICLE III, pay to the Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds, an amount equal to its Applicable Commitment Percentage of any Reimbursement Obligation under a Letter of Credit, such funds to be provided in the manner described in SECTION 3.1(C)(IV).

                      (ii) Simultaneously with the making of each payment by a
               Lender to the Issuing Bank pursuant to SECTION 3.1(C)(IV)(B), such Lender shall, automatically and without any further action on the part of the Issuing Bank or such Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest accrued prior to the date the Lender made its payment) in the related Reimbursement Obligation of the Borrower. The Reimbursement Obligations of the Borrower shall be immediately due and payable whether by Advances made in accordance with SECTION 3.1(C)(IV) or otherwise.

                      (iii) Each Lender's obligation to make payment to the
               Agent for the account of the Issuing Bank pursuant to SECTION 3.1(C)(IV) and this SECTION 4.2(C), and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be made without any offset, abatement, withholding or reduction whatsoever. If any Lender is obligated to pay but does not pay amounts to the Agent for the account of the Issuing Bank in full upon such request as required by SECTION 3.1(C)(IV) or this
               SECTION 4.2(C), such Lender shall, on demand, pay to the Agent for the account of the Issuing Bank interest on the unpaid amount for each day during the period commencing on the date of notice given to such Lender pursuant to SECTION 3.1(C) until such Lender pays such amount to the Agent for the account of the Issuing Bank in full at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank.

                      (iv) In the event the Lenders have purchased
               Participations in any Reimbursement Obligation as set forth in clause (ii) above, then at any time payment (in fully collected, immediately available funds) of such Reimbursement Obligation, in whole or in part, is received by Issuing Bank from the Borrower, Issuing Bank shall promptly pay to each Lender an amount equal to its Applicable Commitment Percentage of such payment from the Borrower.

               (d) Promptly following the end of each calendar quarter, the Issuing Bank shall deliver to the Agent a notice describing the aggregate undrawn amount of all Letters of Credit at the end of such quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to the Agent, and the Agent shall deliver to such Lender, any other information reasonably requested by such Lender with respect to each Letter of Credit outstanding.

               (e) The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in ARTICLE VII, be subject to the conditions that such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank consistent with the then current practices and procedures of the Issuing Bank with respect to similar letters of credit, and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letters of Credit as the Issuing Bank shall have reasonably requested consistent with such practices and procedures. All Letters of Credit shall be issued pursuant to and subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 and all subsequent amendments and revisions thereto.

               (f) The Borrower agrees that Issuing Bank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents.

               (g) Without limiting the generality of the provisions of SECTION 13.9, the Borrower hereby agrees to indemnify and hold harmless the Issuing Bank, each other Lender and the Agent from and against any and all claims and damages, losses, liabilities, reasonable and documented out-of-pocket costs and expenses which the Issuing Bank, such other Lender or the Agent incurs by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Bank, any other Lender or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the willful misconduct or gross negligence of the party to be indemnified or (ii) caused by the failure of the Issuing Bank to pay under any Letter of Credit after the presentation to it of a request for payment strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree. The indemnification and hold harmless provisions of this SECTION 4.2(G) shall survive the occurrence of the Facility Credit Termination Date and expiration or termination of this Agreement.

               (h) Without limiting Borrower's rights as set forth in SECTION 4.2(G), the obligation of the Borrower to immediately reimburse the Issuing Bank for drawings made under Letters of Credit and the Issuing Bank's right to receive such payment shall be absolute, unconditional and irrevocable, and that such obligations of the Borrower shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related Applications and Agreement for any Letter of Credit, under all circumstances whatsoever, including the following circumstances:

                      (i) any lack of validity or enforceability of the Letter
               of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Related LC Documents");

                      (ii) any amendment or waiver of or any consent to or
               departure from all or any of the Related LC Documents;

                      (iii) the existence of any claim, setoff, defense (other
               than the defense of payment in accordance with the terms of this Agreement) or other rights which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Lenders or any other Person, whether in connection with the Loan Documents, the Related LC Documents or any unrelated transaction;

                      (iv) any breach of contract or other dispute between the
               Borrower and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), the Agent, the Lenders or any other Person;

                      (v) any draft, statement or any other document presented
               under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                      (vi) any delay, extension of time, renewal, compromise or
               other indulgence or modification granted or agreed to by the Agent, with or without notice to or approval by the Borrower in respect of any of Borrower's Obligations under this Agreement; or

                      (vii) any other circumstance or happening whatsoever,
               whether or not similar to any of the foregoing.

        4.3. LETTER OF CREDIT FACILITY FEES. The Borrower shall pay to the Agent
(a) for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a fee on the aggregate amount available to be drawn on each outstanding Letter of Credit at a rate equal to the Applicable Margin for Eurodollar Rate Loans and (b) for the benefit of the Issuing Bank, 0.125% per annum based on the aggregate amount available to be drawn on each outstanding Letter of Credit. Such fees shall be due quarterly in arrears on the last day of each December, March, June and September, the first such payment to be made on the first such date occurring after the date of issuance of a Letter of Credit. The fees described in this SECTION 4.3 shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

        4.4. ADMINISTRATIVE FEES. The Borrower shall pay to the Issuing Bank such administrative fee and other fees, if any, in connection with the Letters of Credit in such amounts and at such times as the Issuing Bank and the Borrower shall agree from time to time.

                                    ARTICLE V

                                    SECURITY

        5.1. SECURITY. (a) As security for the full and timely payment and performance of all Obligations, the Credit Parties shall on or before the Closing Date (or such later date as shall be agreed to in writing by the Agent and the Borrower) do or cause to be done all things necessary in the opinion of the Agent and its counsel to grant to the Agent for the benefit of the Lenders a duly perfected first priority security interest in all Pledged Stock subject to no prior Lien or other encumbrance or restriction on transfer (other than restrictions on transfer imposed by applicable securities laws). The Subsidiaries whose shares are subject to a valid and enforceable first priority security interest pursuant to the Pledge Agreements shall at all times include
(a) each Domestic Subsidiary and each Foreign Subsidiary owned directly by the Borrower or a Domestic Subsidiary, in each case whose operations account for 5% or more of Consolidated EBITDA for the most recently ended Four-Quarter Period, unless the granting of such security interest in the shares of any such Subsidiary is prohibited by any law, regulation, court order or decree (a "Significant Subsidiary") and (b) Subsidiaries that together with the Borrower account for not less than 80% of Consolidated EBITDA for the most recently ended Four-Quarter Period (in both clauses (a) and (b) of this SECTION 5.1, calculated as of the most recent six-month or fiscal year period with respect to which the Agent shall have received financial statements required to be delivered pursuant to SECTIONS 9.1(A) or (B) hereof, respectively (or if prior to delivery of any financial statements pursuant to such Sections, then calculated with respect to the Fiscal Year end financial statements referenced in SECTION 8.6)); PROVIDED, HOWEVER, that if the earnings of any Foreign Subsidiary which is not wholly owned by the Borrower or any Domestic Subsidiary (or wholly owned collectively by any combination of the Borrower and the Domestic Subsidiaries) are to be included in calculating Consolidated EBITDA for the purposes of compliance with this SECTION 5.1, except with respect to any Foreign Subsidiary which is required by law not to be wholly owned by a single corporation if such Foreign Subsidiary is at least 90% owned by the Borrower or any Domestic Subsidiary and all additional holders of its capital stock are individuals who are directors or executive officers of the Borrower or any Subsidiary and with respect to Berlitz Japan, Inc. so long as any shares of capital stock not owned by the Borrower or any Domestic Subsidiary is owned beneficially and of record by Benesse, the percentage of net income, interest expense, income taxes, depreciation and amortization of such Foreign Subsidiary included in the calculation of Consolidated EBITDA in determining compliance with the 80% threshold set forth above shall not exceed the percentage of the total issued and outstanding share capital of such Subsidiary owned by the applicable Credit Party or Credit Parties. In the event that such calculation made pursuant to the immediately preceding sentence results in the determination that the shares of capital stock of a Subsidiary that are not theretofore Pledged Stock must become subject to a valid and enforceable first priority security interest pursuant to a Pledge Agreement, then the Borrower shall comply with SECTIONS 9.19(A)(II), (III), (IV) AND (V) within 30 days of such calculation for any Domestic Subsidiary whose stock is to be pledged and shall comply with SECTION 9.19(B) within 60 days of such calculation for any Foreign Subsidiary whose stock is to be pledged. The Agent hereby agrees that if the portion of Consolidated EBITDA accounted for by the Borrower and the Subsidiaries whose stock is pledged in accordance with the terms of this SECTION 5.1 shall equal or exceed 85% of Consolidated EBITDA, it shall release its pledge over all, but not less than all, of the capital stock of any Foreign Subsidiary to the extent such release is requested by and made at the expense of the Borrower and would not result in a violation of the 80% threshold set forth above.

        5.2. FURTHER ASSURANCES. At the request of the Agent, the Borrower will or will cause its Subsidiaries, as the case may be to execute, by its duly authorized officers, alone or with the Agent, any certificate, instrument, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Agent reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Agent contemplated hereby and by the other Loan Documents.

        5.3. INFORMATION REGARDING COLLATERAL. The Borrower represents, warrants and covenants that (i) the chief executive office of the Borrower and each other Person providing Collateral pursuant to a Security Instrument (each, a "Grantor") at the Closing Date is located at the address or addresses specified on SCHEDULE 5.3, and (ii) SCHEDULE 5.3 contains a true and complete list of (a) the name and address of each Grantor. Borrower shall not change, and shall not permit any other Grantor to change, the location of its chief executive office, except upon giving not less than thirty (30) days' prior written notice to the Agent and taking or causing to be taken all such action at Borrower's or such other Grantor's expense as may be reasonably requested by the Agent to perfect or maintain the perfection of the Lien of the Agent in Collateral.

                                   ARTICLE VI

                             CHANGE IN CIRCUMSTANCES

        6.1.   INCREASED COST AND REDUCED RETURN.

        (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive effective after the Closing Date (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

                    (i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Loans, Letters of Credit, its Note, or its obligation to make Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office and taxes for which indemnification is provided under SECTION 6.6 hereof);

                   (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Reserve Requirement utilized in the determination of the Eurodollar
        Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Term Loan Commitment and the Revolving Credit Commitment of such Lender hereunder; or

                  (iii) shall impose on such Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Rate Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Loans or Letters of Credit, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this SECTION 6.1(A), the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of SECTION 6.4 shall be applicable); PROVIDED that such suspension shall not affect the right of such Lender to receive the compensation so requested.

        (b) If, after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive effective after the Closing Date regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

        (c) Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this SECTION 6.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this SECTION 6.1 shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

        6.2. LIMITATION ON TYPES OF LOANS. If on or prior to the first day of any Interest Period for any Eurodollar Rate Loan:

               (a) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

               (b) the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Rate Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof specifying the relevant Type of Loans and the relevant amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Loans of such Type, Continue Loans of such Type, or to Convert Loans of any other Type into Loans of such Type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected Type, either prepay such Loans or Convert such Loans into another Type of Loan in accordance with the terms of this Agreement.

        6.3. ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make or Continue Eurodollar Rate Loans and to Convert other Types of Loans into Eurodollar Rate Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Rate Loans (in which case the provisions of SECTION 6.4 shall be applicable).

        6.4. TREATMENT OF AFFECTED LOANS. If the obligation of any Lender to make a Eurodollar Rate Loan or to Continue, or to Convert Loans of any other Type into, Loans of a particular Type shall be suspended pursuant to SECTION 6.1 OR 6.3 hereof (Loans of such Type being herein called "Affected Loans" and such Type being herein called the "Affected Type"), such Lender's Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by SECTION 6.3 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in
SECTION 6.1 OR 6.3 hereof that gave rise to such Conversion no longer exist:

               (a) to the extent that such Lender's Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Base Rate Loans; and

               (b) all Loans that would otherwise be made or Continued by such Lender as Loans of the Affected Type shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in SECTION 6.1 OR 6.3 hereof that gave rise to the Conversion of such Lender's Affected Loans pursuant to this SECTION 6.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Term Loan, Commitments and Revolving Credit Commitments.

        6.5. COMPENSATION. Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or out-of-pocket expense incurred by it as a result of:

               (a) any payment, prepayment, or Conversion of a Eurodollar Rate Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to SECTION 11.1) on a date other than the last day of the Interest Period for such Loan; or

               (b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in
        ARTICLE VII to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Rate Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Agreement.

        6.6. TAXES. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof, other than to the extent such income or franchise tax is imposed solely as a result of the activities of the Agent or a Lender pursuant to or in respect of this Agreement or any of the other Loan Documents (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 6.6) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent, at its address referred to in SECTION 13.2, the original or a certified copy of a receipt evidencing payment thereof.

        (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

        (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this SECTION 6.6) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

        (d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) a properly completed Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) a properly completed Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States backup withholding, and
(iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue
Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents.

        (e) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to SECTION 6.6(D) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under SECTION 6.6(A) OR 6.6(B) with respect to Taxes imposed by the United States; PROVIDED, HOWEVER, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

        (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this SECTION 6.6, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

        (g) Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment.

        (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this SECTION 6.6 shall survive the termination of the Revolving Credit Commitment and the Term Loan Commitment and the payment in full of the Notes.

        (i) In addition to and not in limitation of clauses (e) and (f) above of this SECTION 6.6, if a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to SECTION 6.6(D), or if the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this SECTION 6.6, the Borrower may, in its sole discretion, on 10 Business Days' prior written notice to the Agent and such Lender, cause such Lender to, and such Lender shall, assign pursuant to SECTION 13.1 all of its rights and obligations under this Agreement to an Eligible Assignee designated by the Borrower which is willing to become a Lender for a purchase price equal to the outstanding principal amount of the Loans and Participations payable to such Lender, plus any accrued but unpaid interest thereon, any accrued but unpaid fees with respect to such Lender's Commitments and any other amount payable to such Lender under this Agreement; provided, that any expenses or other amounts which would be owing to such Lender pursuant to any indemnification provision hereof shall be payable by the Borrower as if the Borrower had prepaid the Loans and Participations of such Lender rather than such Lender having assigned its interest hereunder. The Borrower or the Eligible Assignee shall pay the applicable fee under SECTION 13.1(A)(IV).

                                   ARTICLE VII

             CONDITIONS TO MAKING LOANS AND ISSUING LETTERS OF CREDIT

        7.1. CONDITIONS OF TRANCHE A TERM LOAN, INITIAL ADVANCE OF REVOLVING LOANS AND INITIAL ISSUANCE OF LETTERS OF CREDIT. The obligations of the Lenders to make the Tranche A Term Loan and the initial Advance under the Revolving Credit Facility, and of the Issuing Bank to issue the initial Letter of Credit, are subject to the conditions precedent that:

               (a) the Agent shall have received on the Closing Date, in form and substance satisfactory to the Agent and Lenders, the following:

                       (i) executed originals of each of this Agreement, the
               Notes, the initial Subsidiary Guaranties, the Security Instruments, the Cash Collateral Account Agreement and the other Loan Documents, together with all schedules and exhibits thereto;

                      (ii) the favorable written opinion or opinions with
               respect to the Loan Documents and the transactions contemplated thereby of special counsel to the Credit Parties dated the Closing Date, addressed to the Agent and the Lenders and reasonably satisfactory to Smith Helms Mulliss & Moore, L.L.P., special counsel to the Agent, including the following:

                             (A) the executed legal opinion of Paul, Weiss,
                      Rifkind, Wharton & Garrison, counsel to the Borrower, substantially in the form of Exhibit G;

                             (B) the executed legal opinions of special foreign
                      counsel to the Agent in Belgium, France, Germany, Japan, Mexico, Switzerland, England, Venezuela, Brazil, Austria, Chile, Columbia and Ireland, in form and substance reasonably acceptable to the Agent and its counsel.

                      (iii) resolutions of the boards of directors or other
               appropriate governing body (or of the appropriate committee thereof) of each Credit Party certified by its secretary, or assistant secretary as of the Closing Date, approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;

                      (iv) specimen signatures of officers of each of the Credit
               Parties executing the Loan Documents on behalf of such Credit Party, certified by the secretary or assistant secretary of such Credit Party;

                       (v) the Organizational Documents of each of the Credit
               Parties certified as of a recent date by the Secretary of State of its state of organization;

                      (vi) the Operating Documents of each of the Credit Parties certified as of the Closing Date as true and correct by its secretary or assistant secretary;

                      (vii) certificates issued as of a recent date by the
               Secretaries of State of the respective jurisdictions of formation of each of the Credit Parties as to the due existence and good standing of such Person;

                      (viii) appropriate certificates of qualification to do
               business, good standing and, where appropriate, authority to conduct business under assumed name, issued in respect of each of the Credit Parties as of a recent date by the Secretary of State or comparable official of each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business could reasonably be likely to have a Material Adverse Effect;

                      (ix) notice of appointment of the initial Authorized
               Representative(s);

                       (x) certificate of an Authorized Representative dated the
               Closing Date demonstrating compliance with the financial covenants contained in SECTIONS 10.1(A) through 10.1(D) as of the Closing Date, substantially in the form of EXHIBIT H;

                      (xi) evidence of all insurance required by the Loan
               Documents;

                      (xii) an initial Borrowing Notice, if any, and, if elected by the Borrower, Interest Rate Selection Notice;

                      (xiii) evidence of the filing of Uniform Commercial Code
               financing statements reflecting the filing in all places required by applicable law to perfect the Liens of the Agent under the Security Instruments as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be necessary under applicable law to perfect the Liens of the Agent under the Security Instruments as a first priority Lien in and to such other Collateral as the Agent may reasonably require;

                      (xiv) all stock certificates evidencing Pledged Stock, or
               if not certificated, evidence of appropriate registration of the interest of the Agent in such Pledged Stock sufficient under applicable law to create a first priority security interest in such Pledged Stock, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto; and

                      (xv) evidence that all fees payable by the Borrower on the
               Closing Date to the Agent, NCMI and the Lenders have been paid in full;

                      (xvi) Uniform Commercial Code search results showing only
               those Liens as are acceptable to the Lenders;

                      (xvii) a payoff letter or other satisfactory evidence of
               the payment in full of the Senior Notes and termination of the Senior Note Agreements;

                      (xviii)a payoff letter or other satisfactory evidence of
               the payment in full of the Chemical Credit Agreement;

                      (xix) evidence of termination or release of all liens on
               any real or personal property of the Borrower granted in connection with the Chemical Credit Agreement or the Senior Note Agreements, including, without limitation, duly executed UCC-3 Termination Statements from the agent under the Chemical Credit Agreement and the Senior Note Agreements, terminating all financing statements filed in connection with the Chemical Credit Agreement and the Senior Note Agreements;

                      (xx)   executed counterparts of the Subordination
               Agreement;

                      (xxi)  an executed Escrow Agreement;

                      (xxii) a certificate of the Borrower, signed by an
               Authorized Representative as to the matters set forth in SECTION 7.1(B) hereof; and

                      (xxiii)such other documents, instruments, certificates and opinions as the Agent or any Lender may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby; and

               (b) In the good faith judgment of the Agent and the Lenders:

                       (i) there shall not have occurred (A) any material
               adverse change in the business, assets, revenues, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole since June 30, 1997 and (B) any event, condition, situation or status of, or change in the facts, assumptions or information regarding, the Borrower and its Subsidiaries, since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Agent prior to the Closing Date that has had or could reasonably be expected to result in a Material Adverse Effect;

                      (ii) no litigation, action, suit, investigation or other
               arbitral, administrative or judicial proceeding before any arbitrator or Governmental Authority shall be pending or threatened which could reasonably be likely to result in a Material Adverse Effect; and

                      (iii) the Credit Parties shall have received all
               approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B) any agreement, document or instrument to which any of the Credit Parties is a party or by which any of them or their properties is bound.

        7.2. CONDITIONS OF MAKING THE TRANCHE B TERM LOAN. The obligations of the Lenders to make the Tranche B Term Loan hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

               (a) the total cash consideration paid in connection with the ELS Acquisition shall not be greater than $95,000,000, exclusive of certain fees and expenses paid in connection therewith;

               (b) all conditions precedent to the consummation of the ELS Acquisition as set forth in the Stock Purchase Agreement have been satisfied (other than the tender of cash consideration) and not waived (other than with the consent of the Agent), including all consents and approvals of third parties, and upon the tendering of the cash proceeds from the Tranche B Term Loan, the ELS Acquisition will be consummated and effective;

               (c) the Agent and the Lenders shall have been authorized to rely on the opinions of counsel to the Borrower and ELS as to all matters contained in such opinions regarding the ELS Acquisition;

               (d) the Agent shall have received a copy of the fully executed Stock Purchase Agreement and all other related material documents, instruments and agreements requested by the Agent certified as true and complete by an Authorized Representative;

               (e) the Agent shall have received not less than five (5) business days prior to the Closing Date, and be satisfied with the form and substance of, financial statements of the Borrower and its Subsidiaries required to be delivered pursuant to SECTION 8.6 hereof and a pro forma balance sheet (based on June 30, 1997 information) as at the Closing Date of the Borrower and its Subsidiaries on a consolidated basis giving effect to the ELS Acquisition and the transactions contemplated thereby;

               (f) the Agent shall have received not less than five (5) business days prior to the Closing Date, and be satisfied with the form and substance of, financial statements of ELS for the fiscal year 1996, including balance sheets, income and cash flow statements prepared in conformity with GAAP and certified by independent public accountants of recognized national standing with an unqualified opinion;

               (g) the Agent shall have received not less than five (5) business days prior to the Closing Date, and be satisfied with the form and substance of, tax returns of ELS for the two immediately preceding fiscal years;

               (h) the Agent and the Lenders shall have received a certificate of the Borrower, signed by the Chief Financial Officer of the Borrower with respect to the matters set forth in SECTIONS 7.2(A), (B) and (I) hereof; and

               (i) In the good faith judgment of the Agent and the Lenders:

                       (i) there shall not have occurred (A) any material
               adverse change in the business, assets, revenues, operations, or condition (financial or otherwise) of ELS and its subsidiaries taken as a whole since June 30, 1997 and (B) any event, condition, situation or status of, or change in the facts, assumptions or information regarding, ELS and its subsidiaries or the Borrower on a pro forma basis, or any material adverse change in the ability of the Borrower to consummate the ELS Acquisition, since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Agent prior to the Closing Date that has had or could reasonably be expected to result in a Material Adverse Effect;

                      (ii) no litigation, action, suit, investigation or other
               arbitral, administrative or judicial proceeding before any arbitrator or Governmental Authority shall be pending or threatened which could reasonably be likely to result in a Material Adverse Effect; and

                      (iii) the Credit Parties shall have received all
               approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the ELS Acquisition without the occurrence of any default under, conflict with or violation of (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B) any agreement, document or instrument to which any of the Credit Parties is a party or by which any of them or their properties is bound.

        7.3. CONDITIONS OF REVOLVING LOANS AND LETTER OF CREDIT. The obligations of the Lenders to make any Revolving Loans, and the Issuing Bank to issue Letters of Credit, hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

               (a) the Agent shall have received a Borrowing Notice if required by ARTICLE III;

               (b) the representations and warranties of the Credit Parties set forth in ARTICLE VIII and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance, with the same effect as though such representations and warranties had been made on and as of such date, except (i) to the extent that such representations and warranties expressly relate to an earlier date (ii) that the financial statements referred to in SECTION 8.6(A) shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to SECTION 9.1 from the date financial statements are delivered to the Agent and the Lenders in accordance with such Section and (iii) Section 8.6(c) shall be deemed to include all Indebtedness permitted to be incurred after the Closing Date pursuant to SECTION 10.4 hereof;

               (c) in the case of the issuance of a Letter of Credit, the Borrower shall have executed and delivered to the Issuing Bank an Application and Agreement for Letter of Credit in form and content reasonably acceptable to the Issuing Bank together with such other instruments and documents as it shall reasonably request;

               (d) at the time of (and after giving effect to) each Advance or the issuance of a Letter of Credit, no Default or Event of Default specified in ARTICLE XI shall have occurred and be continuing; and

               (e) immediately after giving effect to:

                      (i) a Revolving Loan, the aggregate principal balance of
               all outstanding Revolving Loans for each Lender shall not exceed such Lender's Revolving Credit Commitment;

                      (ii) a Letter of Credit or renewal thereof, the aggregate
               principal balance of all outstanding Reimbursement Obligations (or in the case of the Issuing Bank, its remaining interest after deduction of all Participations in Letters of Credit of other Lenders) for each Lender and in the aggregate shall not exceed, respectively, (X) such Lender's Letter of Credit Commitment or
               (Y) the Total Letter of Credit Commitment;

                      (iii) a Revolving Loan or a Letter of Credit or renewal
               thereof, the sum of all Revolving Credit Outstandings plus Letter of Credit Outstandings shall not exceed the Total Revolving Credit Commitment.

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans), that:

        8.1.   ORGANIZATION AND AUTHORITY.

               (a) The Borrower and each Support Subsidiary is a corporation, or other organization indicated on SCHEDULE 8.1 hereto, duly organized and validly existing under the laws of the jurisdiction of its formation;

               (b) The Borrower and each Support Subsidiary (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify could reasonably be likely to have a Material Adverse Effect;

               (c) The Borrower has the power and authority to execute, deliver and perform this Agreement and the Notes, and to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents to which it is a party;

               (d) Each Domestic Subsidiary has the power and authority to execute, deliver and perform the Subsidiary Guaranty and each of the other Loan Documents to which it is a party; and

               (e) When executed and delivered, each of the Loan Documents to which any Credit Party is a party will be the legal, valid and binding obligation or agreement, as the case may be, of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity);

        8.2. LOAN DOCUMENTS. The execution, delivery and performance by each Credit Party of each of the Loan Documents to which it is a party:

               (a) have been duly authorized by all requisite Organizational Action (including any required shareholder or partner approval) of such Credit Party required for the lawful execution, delivery and performance thereof;

               (b) do not violate any provisions of (i) applicable law, rule or regulation, (ii) any judgment, writ, order, determination, decree or arbitral award of any

        Governmental Authority or arbitral authority binding on such Credit Party or its properties, or (iii) the Organizational Documents or Operating Documents of such Credit Party;

               (c) does not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time or both, would constitute an event of default, under any contract, indenture, agreement or other instrument or document to which such Credit Party is a party, or by which the properties or assets of such Credit Party are bound; and

               (d) does not and will not result in the creation or imposition of any Lien upon any of the properties or assets of such Credit Party except any Liens in favor of the Agent and the Lenders created by the Security Instruments;

        8.3. SOLVENCY. Each Credit Party is Solvent after giving effect to the transactions contemplated by the Loan Documents;

        8.4. OWNERSHIP OF THE BORROWER AND ITS SUBSIDIARIES. The Borrower has no Subsidiaries other than those Persons listed as Subsidiaries in SCHEDULE 8.4 as of the Closing Date and additional Subsidiaries created or acquired after the Closing Date in compliance with SECTION 9.19 hereof. SCHEDULE 8.4 states as of the date hereof the organizational form of the Borrower and each Subsidiary, the authorized and issued capitalization of the Borrower and each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of the Borrower and each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or other equity interest owned by Borrower or by any such Subsidiary. The outstanding shares or other equity interests of the Borrower and each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and the Borrower and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in SCHEDULE 8.4, free and clear of any Lien;

        8.5. BORROWER OWNERSHIP INTERESTS. Borrower owns no interest in any Person other than the Persons listed in SCHEDULE 8.4, equity investments in Persons not constituting Subsidiaries permitted under SECTION 10.6 hereof and additional Subsidiaries created or acquired after the Closing Date in compliance with SECTION 9.19 hereof;

        8.6.   FINANCIAL CONDITION.

               (a) The Borrower has heretofore furnished to each Lender an audited consolidated and related unaudited consolidating balance sheet of the Borrower and its Subsidiaries as at December 31, 1996 and the notes thereto and the related audited consolidated and unaudited consolidating statements of income, stockholders' equity and cash flows for the Fiscal Year then ended as examined and certified in the case of the audited statements by Deloitte & Touche, LLP, and unaudited consolidated and consolidating interim financial statements of the Borrower and its Subsidiaries consisting of a consolidated and consolidating balance sheets and related consolidated and consolidating statements of income, stockholders' equity and cash flows, in each case without notes, for and as of the end of the six month period ending June 30, 1997. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its Subsidiaries as of the end of such Fiscal Year and six month period and results of their operations and the changes in its stockholders' equity for the Fiscal Year and interim period then ended, all in conformity with GAAP applied on a Consistent Basis, subject however, in the case of unaudited interim statements to year end audit adjustments;

               (b) since December 31, 1996 there has been no material adverse change in the condition, financial or otherwise, of the Borrower and its Subsidiaries on a consolidated basis or in the businesses, properties, performance, prospects or operations of the Borrower and its Subsidiaries on a consolidated basis, nor have such businesses or properties been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God; and

               (c) except as set forth in the financial statements referred to in SECTION 8.6(A) or as set forth on SCHEDULE 8.6 hereto neither Borrower nor any Subsidiary has incurred, other than in the ordinary course of business, any material Indebtedness, Contingent Obligation or other commitment or liability which remains outstanding or unsatisfied;

        8.7. TITLE TO PROPERTIES. The Borrower and each of its Subsidiaries has good title to all its real and personal properties except for those defects in title that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, subject to no transfer restrictions or Liens of any kind, except for Permitted Liens;

        8.8. TAXES. The Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it and, except for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which reserves reflected in the financial statements described in SECTION 8.6(A) hereof and as required by GAAP have been established, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due except where failure to file or pay could not reasonably be expected to have a Material Adverse Effect;

        8.9.   OTHER AGREEMENTS.  Neither the Borrower nor any Subsidiary is

               (a) a party to or subject to any judgment, order, decree, agreement, lease or instrument, or subject to other restrictions, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or

               (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect;

        8.10. LITIGATION. There is no action, suit, investigation or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary that is reasonably likely to be determined adversely to the Borrower or such Subsidiary and which, if determined adversely to the Borrower or such Subsidiary could reasonably be likely to have a Material Adverse Effect;

        8.11. MARGIN STOCK. The proceeds of the borrowings made hereunder will be used by the Borrower only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Loans under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. Neither the Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended (the "1933 Act"), or any state securities laws, in each case as in effect on the date hereof;

        8.12. INVESTMENT COMPANY; PUBLIC UTILITY HOLDING COMPANY. No Credit Party is (a) an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. ss. 80a-1, et seq.), or (b) a "holding company" as defined in, or otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) subject to regulation under any Federal or state statute or regulation which limits its ability to incur Indebtedness (other than the 1933 Act and its regulation of publicly issued Indebtedness);

        8.13. INTELLECTUAL PROPERTY. Each of the Credit Parties owns, or has a license or otherwise has the right to use, in all jurisdictions in which it carries on business, all patents (including all applications, renewals, reissues, extensions, divisions, continuations and extensions thereof), trademarks (including both registered and unregistered trademarks and applications therefor), service marks, trade names, copyrights (including all registrations, renewals, modifications and extensions thereof), and know-how and trade secrets of material importance to the conduct of its business as currently conducted (collectively, the "Intellectual Property"), without knowingly violating or conflicting with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary rights of any other Person, except where the failure to so own or have the right to use or such conflict could not reasonably be expected to have a Material Adverse Effect. SCHEDULE
8.13 hereto
lists all material patents, all material registered and material unregistered trademarks, service marks and trade names and all material registered copyrights, and all applications for any of the foregoing that are owned by the Borrower or any of its Subsidiaries. Except as set forth on SCHEDULE 8.13 hereto, none of the Intellectual Property is subject to any Lien other than Permitted Liens;

        8.14. NO UNTRUE STATEMENT. Neither (a) this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Borrower or any other Credit Party in accordance with or pursuant to any Loan Document nor (b) any statement, representation, or warranty contained in the Loan Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such warranty, representation or statement contained therein not misleading in any material respect;

        8.15. NO CONSENTS, ETC. Neither the respective businesses or properties of the Credit Parties, nor any relationship among the Credit Parties and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of any Credit Party as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by the Loan Documents (other than those required in connection with the ELS Acquisition which shall be obtained on or prior to the ELS Acquisition Date), which, if not obtained or effected, would be reasonably likely to have a Material Adverse Effect, or if so, such consent, approval, authorization, filing, registration or qualification has been duly obtained or effected or, if not relating to the Loan Documents or the transactions contemplated thereby, will be duly obtained as required by any Governmental Authority in the ordinary course of business, as the case may be;

        8.16.         EMPLOYEE BENEFIT PLANS.

               (a) The Borrower and, to the knowledge of the Borrower, each ERISA Affiliate, is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder and in compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan (other than a Multiemployer Plan) and, to the knowledge of the Borrower, each Multiemployer Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under
        Section 501(a) of the Code. No material liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

               (b) Neither the Borrower nor, to the knowledge of the Borrower, any ERISA Affiliate, has (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA, (ii) incurred any accumulated funding deficiency with respect to any Pension Plan, whether or not waived, or any other liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan;

               (c) No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect, and neither the Borrower nor any ERISA Affiliate has any outstanding unpaid withdrawal liability with respect to any Multiemployer Plan;

               (d) The present value of all vested accrued benefits under each Pension Plan did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Pension Plan allocable to such benefits by more than $50,000;

               (e) To the best of the Borrower's knowledge, each Pension Plan maintained by the Borrower or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other applicable laws, regulations and rules;

               (f) The consummation of the Loans and the issuance of the Letters of Credit provided for herein will not, to the knowledge of the Borrower, involve any nonexempt prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and

               (g) No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of the Borrower, is threatened concerning or involving any Employee Benefit Plan (other than a Multiemployer Plan), and to the best knowledge of the Borrower no material proceeding, claim, lawsuit and/or investigation exists or is threatened concerning or involving any Multiemployer Plan;

        8.17. NO DEFAULT. As of the date hereof, there does not exist any Default or Event of Default hereunder;

        8.18. HAZARDOUS MATERIALS. The Borrower and each Subsidiary is in compliance with all applicable Environmental Laws except to the extent and such non-compliance could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has been notified of any action, suit, proceeding or investigation which, (i) calls into question compliance by the Borrower or any Subsidiary with any Environmental Laws, (ii) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material, or (iii) which seeks to cause any property of the Borrower or any Subsidiary or other Credit Party to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law to the extent any such non-compliance, suspension, revocation or restriction could reasonably be expected to have a Material Adverse Effect;

        8.19. EMPLOYMENT MATTERS. (a) None of the employees of the Borrower or any Subsidiary is subject to any collective bargaining agreement except as set forth in SCHEDULE 8.19 hereto and there are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the best knowledge of the Borrower, threatened against the Borrower or any Subsidiary or between the Borrower or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

        (b) Except to the extent a failure to maintain compliance could not reasonably be expected to have a Material Adverse Effect, the Borrower and each Subsidiary is in compliance in all respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending or threatened any litigation, administrative proceeding nor, to the knowledge of the Borrower, any investigation, in respect of such matters which, if decided adversely, could reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

        8.20. ELS REPRESENTATIONS. On the Closing Date, each of the representations and warranties contained in Section 2 of the Stock Purchase Agreement, including all Exhibits referenced therein and all definitions of defined terms referenced therein, are incorporated herein by reference and given by the Borrower as of the Closing Date, provided that each reference to the "Seller" therein shall be deemed a reference to the Borrower.


                                   ARTICLE IX

                              AFFIRMATIVE COVENANTS

        Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and where applicable will cause each Subsidiary to:

        9.1. FINANCIAL REPORTS, ETC. (a) As soon as practical and in any event within 90 days after the end of each Fiscal Year of the Borrower, deliver or cause to be delivered to the Agent and each Lender (through the Agent) (i) consolidated (and unaudited consolidating, by each of the major geographic regions of the Borrower and its Subsidiaries) balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the notes thereto, and the related consolidated (and unaudited consolidating, by each of the major geographic regions) statements of income, stockholders' equity and cash flows, and the respective notes thereto, for such Fiscal Year, setting forth (other than for consolidating statements) comparative financial statements for the preceding Fiscal Year, all prepared (except as set forth in the consolidating financial statements) in accordance with GAAP applied on a Consistent Basis and containing, with respect to the consolidated financial statements opinions of Deloitte & Touche, LLP, or other independent certified public accountants of Nationally Recognized Standing, which are unqualified as to the scope of the audit performed and as to the "going concern" status of the Borrower and without any exception not acceptable to the Lenders, and (ii) a certificate of an Authorized Representative demonstrating compliance with SECTIONS 10.1(A) through 10.1(E), which certificate shall be in the form of EXHIBIT H;

        (b) as soon as practical and in any event within 60 days after the end of each fiscal quarter (except the last fiscal quarter of the Fiscal Year), deliver to the Agent and each Lender (through the Agent) (i) consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal quarter and for the period from the beginning of the then current Fiscal Year through the end of such reporting period, and accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the end of such fiscal period and the results of their operations and the changes in their financial position for such fiscal period, in conformity with the standards set forth in SECTION 8.6(A) for interim financial statements (with respect to the consolidated interim statements only), and (ii) a certificate of the Borrower, signed by an Authorized Representative containing computations for such quarter comparable to that required pursuant to
SECTION 9.1(A)(II);

        (c) together with each delivery of the financial statements required by
SECTION 9.1(A)(I), deliver to the Agent and each Lender (through the Agent) a letter from the Borrower's accountants specified in SECTION 9.1(A)(I) stating that in performing the audit necessary to render an opinion on the financial statements delivered under SECTION 9.1(A)(I), they obtained no knowledge of any Default or Event of Default by the Borrower in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters (which at the date of such statement remains uncured); or if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;

        (d) promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent and each Lender (through the Agent) a copy of (i) all regular or special reports or effective registration statements which Borrower shall file with the Securities and

Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Borrower to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to the Borrower by independent accountants in connection with any annual or special audit of the Borrower;

        (e) not later than thirty days prior to the end of each Fiscal Year of the Borrower, a copy of the monthly operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such budgets to be accompanied by a certificate of the Borrower signed by an Authorized Officer to the effect that such budgets have been prepared in good faith on the basis of sound financial planning practice and that such Authorized Officer has no reason to believe they are incorrect or misleading in any material respect; and

        (f) promptly, from time to time, deliver or cause to be delivered to the Agent and each Lender (through the Agent) such other information regarding Borrower's and any Subsidiary's operations, business affairs and financial condition as the Agent or such Lender may reasonably request.

        The Agent and the Lenders are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to the Lenders (or any affiliate of any Lender) or to the Agent, to any Governmental Authority having jurisdiction over the Agent or any of the Lenders pursuant to any written request therefor or in the ordinary course of examination of loan files, or to any other Person who shall acquire or consider the assignment of, or acquisition of any participation interest in, any Obligation permitted by this Agreement, provided that such Person shall have executed and delivered a written agreement to comply with the terms of SECTION 13.15 hereof with respect to such information;

        9.2. MAINTAIN PROPERTIES. Maintain all properties necessary to its operations in good working order and condition, as reasonably necessary to conduct its business as currently conducted or as contemplated hereby and in accordance with customary and prudent business practices except to the extent failure to so maintain could not reasonably likely to have a Material Adverse Effect;

        9.3. EXISTENCE, QUALIFICATION, ETC. Except as otherwise expressly permitted under SECTIONS 10.5 AND 10.7, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary except where the failure to so preserve and keep or maintain the same or to so qualify could not reasonably be expected to have a Material Adverse Effect;

        9.4. REGULATIONS AND TAXES. Comply in all material respects with or contest in good faith all statutes and governmental regulations and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, would become a Lien against any of its properties except liabilities being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves acceptable to the Borrower's independent certified public accountants have been established unless and until any Lien resulting therefrom attaches to any of its property and becomes enforceable against its creditors;

        9.5. INSURANCE. (a) Keep all of its insurable properties adequately insured at all times with financially sound and responsible insurance carriers against loss or damage by fire and other hazards (including business interruption insurance) to the extent and in the manner as are customarily insured against by similar businesses owning such properties similarly situated,
(b) maintain general public liability insurance at all times with responsible insurance carriers against liability on account of damage to persons and property and (c) maintain insurance under all applicable workers' compensation laws (or in the alternative, maintain required reserves if self-insured for workers' compensation purposes), all such policies of insurance to have such limits, deductibles, exclusions, co-insurance and other provisions providing no less coverages than are maintained by similar businesses that are similarly situated and to be in form reasonably satisfactory to the Agent. Each of the policies of insurance described in this SECTION 9.5 shall provide that the insurer shall give the Agent not less than thirty (30) days' prior written notice before any such policy shall be terminated, lapse or be altered in any manner;

        9.6. TRUE BOOKS. Keep true books of record and account in which, to the extent required by GAAP, full, true and correct entries will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements;

        9.7. RIGHT OF INSPECTION. Permit any Person designated by any Lender or the Agent, at the expense of the Agent or such Lender, if occurring more than once in any Fiscal Year to visit and inspect any of the properties, corporate books and financial reports of the Borrower or any Subsidiary and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all in their Reasonable Discretion, at reasonable times, at reasonable intervals and with reasonable prior notice; PROVIDED, HOWEVER, that, notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, such visits and inspections may be conducted at any reasonable interval and any reasonable number of occasions and all reasonable and documented out-of-pocket expenses incurred by the Agent or the Lenders in conducting such visits and inspections shall be paid by the Borrower;

        9.8. OBSERVE ALL LAWS. Conform to and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

        9.9. GOVERNMENTAL LICENSES. Obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and as contemplated by the Loan Documents, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

        9.10. COVENANTS EXTENDING TO SUBSIDIARIES. Cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of the Borrower in SECTIONS 9.2 through 9.9, and 9.18 inclusive;

        9.11. KNOWLEDGE OF DEFAULT. Upon any vice-president, president, chief executive officer, treasurer, chief financial officer or other executive officer of the Borrower obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of the Borrower or other Credit Party to any Lender promptly notify the Agent of the nature thereof, the period of existence thereof, and what action the Borrower or other Credit Party proposes to take with respect thereto;

        9.12. SUITS OR OTHER PROCEEDINGS. Upon the Borrower obtaining knowledge of any litigation or other proceedings being instituted against the Borrower or other Credit Party, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any other Credit Party, either
(a) making a claim or claims in an aggregate amount greater than $10,000,000 not otherwise covered by insurance or (b) which if adversely determined could reasonably be likely to have a Material Adverse Effect, promptly deliver to the Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process;

        9.13. NOTICE OF DISCHARGE OF HAZARDOUS MATERIAL OR ENVIRONMENTAL COMPLAINT. Promptly provide to the Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims, or citations received by the Borrower or any Subsidiary relating to any (a) violation or alleged violation by the Borrower or any Subsidiary of any applicable Environmental Law; (b) release or threatened release by the Borrower or any Subsidiary, or at any facility or property owned or leased or operated by the Borrower or any Subsidiary, of any Hazardous Material, except where occurring legally; or (c) liability or alleged liability of the Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, which violation, release or liability could reasonably be expected to have a Material Adverse Effect;

        9.14. ENVIRONMENTAL COMPLIANCE. If the Borrower or any Subsidiary shall receive any letter, notice, complaint, order, directive, claim or citation alleging that the Borrower or such Subsidiary has violated any Environmental Law or is liable for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, the Borrower shall, within the time period permitted by the applicable Environmental Law or the Governmental Authority responsible for enforcing such Environmental Law, remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation or release or satisfy such liability unless and only during the period that the applicability of the

Environmental Law, the fact of such violation or liability or what is required to remove or remedy such violation is being contested by the Borrower or the applicable Subsidiary by appropriate proceedings diligently conducted and all reserves with respect thereto as may be required under GAAP, if any, have been made, and no Lien in connection therewith shall have attached to any property of the Borrower or the applicable Subsidiary which shall have become enforceable against creditors of such Person;

        9.15. INDEMNIFICATION. Without limiting the generality of SECTION 13.9, the Borrower hereby agrees to indemnify and hold the Agent, the Lenders, and their respective officers, directors, employees and agents, harmless from and against any and all claims, losses, penalties, liabilities, damages and documented out-of-pocket expenses (including assessment and cleanup costs and reasonable attorneys' fees and disbursements) arising directly or indirectly from, out of or by reason of (a) the violation of any Environmental Law by the Borrower or any Subsidiary or with respect to any property owned, operated or leased by the Borrower or any Subsidiary or (b) the handling, storage, treatment, emission or disposal of any Hazardous Materials by or on behalf of the Borrower or any Subsidiary or on or with respect to property owned or leased or operated by the Borrower or any Subsidiary. The provisions of this SECTION
9.15 shall survive the occurrence of the Facility Termination Date and expiration or termination of this Agreement;

        9.16. FURTHER ASSURANCES. At the Borrower's cost and expense, upon written request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Documents;

        9.17. EMPLOYEE BENEFIT PLANS.

               (a) With reasonable promptness, and in any event within thirty
        (30) days thereof, give notice to the Agent of (a) the establishment of any new Pension Plan (which notice shall include a copy of such plan),
        (b) the commencement of contributions to any Pension Plan or Multiemployer Plan to which the Borrower or any of its ERISA Affiliates was not previously contributing, (c) any material increase in the benefits of any existing Pension Plan or Multiemployer Plan, (d) each funding waiver request filed with respect to any Pension Plan and each Multiemployer Plan (if the Borrower has knowledge of such request) and all communications received or sent by the Borrower or, to the knowledge of the Borrower, any ERISA Affiliate with respect to such request and
        (e) the failure of the Borrower or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date;

               (b) Promptly and in any event within fifteen (15) days of becoming aware of the occurrence or forthcoming occurrence of any (a) Termination Event or (b) nonexempt "prohibited transaction," as such term is defined in Section 406 of

        ERISA or Section 4975 of the Code, in connection with any Pension Plan or any trust created thereunder, deliver to the Agent a notice specifying the nature thereof, what action the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and

               (c) With reasonable promptness but in any event within fifteen
        (15) days of receipt by Borrower for purposes of clauses (a), (b) and
        (c), deliver to the Agent copies of (a) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code, (b) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (c) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, if available to Borrower, or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan and (d) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to
        Section 4202 of ERISA. The Borrower will notify the Agent in writing within fifteen (15) Business Days of the Borrower obtaining knowledge that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

        9.18. CONTINUED OPERATIONS. Each Credit Party shall continue at all times to conduct its business substantially as heretofore conducted;

        9.19.  NEW SUBSIDIARIES.

        (a) Within 30 days of the acquisition or creation of any Domestic Subsidiary, or within 30 days after delivery of any financial statements pursuant to SECTION 9.1 hereof from which the determination can be made that the operations of Berlitz Franchising Corporation accounted for 5% or more of Consolidated EBITDA for the period then ended, cause to be delivered to the Agent for the benefit of the Lenders each of the following, as applicable:

               (i) a Subsidiary Guaranty executed by such Domestic Subsidiary substantially in the form of EXHIBIT I;

               (ii) if such Domestic Subsidiary is a corporation or other entity that has issued certificates evidencing ownership of shares of capital stock or other equity interests, (A) the Pledged Stock or, if applicable, certificates of ownership of such equity interests, together with duly executed stock powers or powers of assignment in blank affixed thereto, and (B) if such Collateral shall be owned by a Subsidiary who has not then executed and delivered to the Agent a Pledge Agreement pledging and granting a Lien to the Agent on such Pledged Stock, a Pledge Agreement substantially similar in form and content to that executed and delivered by the

        Borrower as of the Closing Date, with appropriate revisions as to the identity of the pledgor and securing the obligations of such pledgor under its Subsidiary Guaranty;

               (iii) if such Domestic Subsidiary is an entity not described in clause (a)(ii) immediately above, a stock pledge agreement, assignment, security agreement, registrar's certificate or the registration, pledge or security document from the owner of such uncertificated equity interest sufficient in the Agent's reasonable judgment to grant a Lien to the Agent in such Collateral;

               (iv) a supplement to the appropriate schedule attached to the appropriate Security Instruments listing the additional Collateral, certified as true, correct and complete by such Domestic Subsidiary (provided that the failure to deliver such supplement shall not impair the rights conferred under the Security Instruments in after acquired Collateral);

               (v) an opinion of counsel to the Domestic Subsidiary and the owner of such Domestic Subsidiary party to a Pledge Agreement dated as of the date of delivery of the Subsidiary Guaranty and other Loan Documents provided for in this SECTION 9.19(A) and addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent, which opinion shall include substantially identical opinions as those delivered to the Agent and the Lenders on the Closing Date with respect to comparable matters and from comparable jurisdictions and which opinion may include assumptions and qualifications, all of similar effect to those contained in the opinions of counsel delivered pursuant to SECTION 7.1(A) hereof;

        (b) Within 60 days of the acquisition or creation of any Subsidiary which is a Foreign Subsidiary owned directly by the Borrower or a Domestic Subsidiary, cause to be delivered to the Agent for the benefit of the Lenders each of the following:

               (i) if such Foreign Subsidiary is a corporation or other entity that has issued certificates evidencing ownership of shares of capital stock or other equity interests, (A) the Pledged Stock or, if applicable, certificates of ownership of such equity interests, together with duly executed stock powers or powers of assignment in blank affixed thereto, and (B) if such Collateral shall be owned by a Subsidiary who has not then executed and delivered to the Agent either a Domestic Pledge Agreement or a Foreign Pledge Agreement, as applicable, pledging and granting a Lien to the Agent on such Pledged Stock, either or both a Foreign Pledge Agreement and a Domestic Pledge Agreement, as determined by the Agent, substantially similar in form and content to that executed and delivered by the Borrower as of the Closing Date, with appropriate revisions as to the identity of the pledgor and securing the obligations of such pledgor under its Subsidiary Guaranty;

               (ii) if such Subsidiary is an entity not described in clause
        (b)(i) immediately above, a pledge agreement, assignment, security agreement, registrar's certificate or their registration, pledge or security document from the owner of such uncertificated equity interest sufficient in the Agent's reasonable judgment to grant a Lien to the Agent in such Collateral;

               (iii) a supplement to the appropriate schedule attached to the appropriate Security Instruments listing the additional Collateral, certified as true, correct and complete by the Credit Party pledging the stock of such Subsidiary (provided that the failure to deliver such supplement shall not impair the rights conferred under the Security Instruments in after acquired Collateral);

               (iv) an opinion of counsel to the owner of such Subsidiary party to a Pledge Agreement dated as of the date of delivery of the Pledge Agreement provided for in this SECTION 9.19(B) and addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent, which opinion shall include substantially identical opinions as those delivered to the Agent and the Lenders on the Closing Date with respect to comparable matters and from comparable jurisdictions and which opinion may include assumptions and qualifications, all of similar effect to those contained in the opinions of counsel delivered pursuant to SECTION 7.1(A) hereof;

Notwithstanding any provision of this SECTION 9.19 to the contrary, the Borrower and each other Credit Party shall be obligated to pledge to the Agent on behalf of the Lenders shares of capital stock of the relevant Subsidiaries only up to the amount necessary in order to comply with the terms of SECTION 5.1 hereof.

        9.20. INTEREST RATE PROTECTION. Enter into, within 90 days after the Closing Date, and at all times thereafter until the third anniversary of the Closing Date maintain in full force and effect, Swap Agreements, each of which shall be in form and substance reasonably satisfactory to the Agent and with an institution or institutions reasonably acceptable to the Agent, effectively fixing the interest rate on at least 25% of the Loans and on terms and conditions reasonably satisfactory to the Agent;

        9.21. FOREIGN CURRENCY PROTECTION. Enter into, within 90 days after the Closing Date, and thereafter maintain in full force and effect, foreign currency hedge agreements, each of which shall be in form and substance reasonably satisfactory to the Agent and the Borrower and with institutions reasonably acceptable to the Agent and the Borrower, effectively fixing the rate of exchange with the Dollar of such foreign currencies, in such amounts and for such periods as the Agent and the Borrower may reasonably agree on terms and conditions reasonably satisfactory to the Agent and the Borrower.

                                    ARTICLE X

                               NEGATIVE COVENANTS

        Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:

        10.1.         FINANCIAL COVENANTS.

               (a) CONSOLIDATED LEVERAGE RATIO. Permit at any time during any Four-Quarter Period of the Borrower ending during the periods set forth below, the Consolidated Leverage Ratio at the end of each Four-Quarter Period during such period to be greater than the ratio set forth opposite such period set forth below:

               Closing Date through December 31, 1999      3.50 to 1.00
               January 1, 2000 and thereafter              3.00 to 1.00


               (b) CONSOLIDATED FIXED CHARGE RATIO. Permit at any time during any Four-Quarter Period of the Borrower the Consolidated Fixed Charge Ratio to be less than 1.20 to 1.00.

               (c) CONSOLIDATED NET WORTH. Permit at any time Consolidated Net Worth to be less than $300,000,000, such amount to be increased as at the first day of each fiscal quarter, beginning with the fiscal quarter ending December 31, 1997, by an amount equal to (a) fifty percent (50%) of Consolidated Net Income during the immediately preceding fiscal quarter, plus (b) one hundred percent (100%) of the Net Proceeds of any Equity Offering consummated during the immediately preceding fiscal quarter; PROVIDED, HOWEVER, in no event shall the Consolidated Net Worth requirement be decreased as a result of a net loss of the Borrower and its Subsidiaries (i.e., negative Consolidated Net Income) for any fiscal quarter. Any increase calculated pursuant hereto shall be determined based upon financial statements delivered in accordance with SECTION 9.1(A) hereof; PROVIDED, HOWEVER such increase shall be deemed effective as of the first day of the fiscal quarter in which such financial statements are delivered.

               (d) LIQUIDITY. Permit at any time the sum of (i) the Available Revolving Credit Commitment plus (ii) the aggregate amount of cash and Cash Equivalents then owned by the Borrower and its Subsidiaries to be less than $5,000,000.

               (e) CAPITAL EXPENDITURES. Permit as of the end of any Fiscal Year Capital Expenditures for such Fiscal Year to exceed the amounts indicated below for the Fiscal Year indicated:

                            Capital Expenditures
         Fiscal Year            Limitation
         -----------        --------------------

            1997                $19,000,000
            1998                $22,000,000
            1999                $22,500,000
            2000                $23,000,000
            2001                $23,250,000
            2002                $25,500,000

; provided that 50% of any amount of Capital Expenditures permitted but not used in any Fiscal Year may be carried forward and utilized in the immediately following Fiscal Year only, but any amount carried forward in any succeeding Fiscal Year shall be excluded in calculating the amount permitted to be carried forward for any succeeding Fiscal Year.

        10.2. ACQUISITIONS. Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition other than the ELS Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same lines of business conducted by the Borrower and its Subsidiaries described in SECTION 10.19 hereof, (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition, (iii) the Borrower shall have furnished to the Agent (A) pro forma historical financial statements as of the end of the most recently completed Fiscal Year of the Borrower and most recent interim fiscal quarter, if applicable giving effect to such Acquisition and (B) a certificate in the form of EXHIBIT H prepared on a historical pro forma basis giving effect to such Acquisition, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto, (iv) the Person acquired shall be a Subsidiary, or be merged into the Borrower or a Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be the Borrower or a Subsidiary), (v) if the Cost of Acquisition shall exceed $10,000,000, the Required Lenders shall consent to such Acquisition in their discretion, PROVIDED, HOWEVER, that no such consent shall be required with respect to the Belgian Acquisition, and (vi) after giving effect to such Acquisition, the aggregate Costs of Acquisition incurred in any Fiscal Year (on a noncumulative basis, with the effect that amounts not incurred in any Fiscal Year may not be carried forward to a subsequent period) shall not exceed $20,000,000; PROVIDED, FURTHER HOWEVER, that with respect to any portion of any Acquisition (1) financed with proceeds of Subordinated Debt or (2) for which the consideration given consists of newly issued shares of capital stock of the Borrower or a Subsidiary, such portion of such Acquisition shall be deemed to have a Cost of Acquisition of zero for the purposes of this SECTION 10.2;

        10.3. LIENS. Incur, create or permit to exist any Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary, other than the following collectively "Permitted Liens"):

               (a) Liens created under the Security Instruments in favor of the Agent and the Lenders, and otherwise existing as of the date hereof and as set forth in SCHEDULE 8.7;

               (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP and which Liens are not yet enforceable against other creditors;

               (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 90 days from the date of creation thereof, or for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP and which Liens are not yet enforceable against other creditors;

               (d) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure (or to obtain letters of credit that secure) the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations or tax obligations or refunds, and other similar obligations or arising as a result of progress payments under government contracts;

               (e) easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Subsidiary;

               (f) purchase money Liens to secure Indebtedness permitted under
        SECTION 10.4(D) hereof, including any refinancing thereof permitted under SECTION 10.4(O) hereof, provided no property other than the assets so purchased secures such Indebtedness;

               (g) Liens arising in connection with Capital Leases permitted under SECTION 10.4(G); provided that no such Lien shall extend to any Collateral or to any other property other than the assets subject to such Capital Leases;

               (h) Liens on the property or assets of a Subsidiary acquired after the date hereof securing Indebtedness permitted by SECTION 10.4(K) hereof, PROVIDED that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any additional property or assets of such Person after the time such Person becomes a Subsidiary, and
        (iii) the amount of Indebtedness secured thereby is not increased;

               (i) Liens arising pursuant to one or more orders of attachment, distraint or similar legal process issued in connection with one or more court proceedings (which may or may not be related) so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby do not exceed $5,000,000 in the aggregate and are being contested in good faith by appropriate proceedings; and

               (j) other incidental Liens which do not individually or in the aggregate materially interfere with the use, occupancy or operation of any property to which they attach and which secure Indebtedness or obligations in an aggregate amount not greater than $500,000.

        10.4. INDEBTEDNESS. Incur, create, assume or permit to exist any Indebtedness, howsoever evidenced, except:

               (a) Indebtedness existing as of the Closing Date as set forth in
        SCHEDULE 8.6; PROVIDED, none of the instruments and agreements evidencing or governing such Indebtedness shall be amended, modified or supplemented after the Closing Date to change any terms of subordination, repayment or rights of conversion, put, exchange or other rights from such terms and rights as in effect on the Closing Date or to change any terms in a manner not permitted under SECTION 10.4(O) hereof with respect to any refinancing;

               (b) Indebtedness owing to the Agent or any Lender in connection with this Agreement, any Note or other Loan Document;

               (c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

               (d) Indebtedness not to exceed an aggregate principal outstanding amount at any time of $5,000,000 incurred to purchase fixed assets, provided such purchase money Indebtedness represents not less than 75% nor more than 100% of the purchase price or market value, whichever is less, of such assets as of the date of purchase thereof;

               (e) Indebtedness arising from Rate Hedging Obligations permitted under SECTION 10.15 hereof;

               (f)    Subordinated Debt;

               (g) Indebtedness consisting of Capital Leases not to exceed an aggregate amount outstanding at any time of $5,000,000;

               (h) unsecured intercompany Indebtedness for loans and advances made by the Borrower or any Support Subsidiary to the Borrower or any Support Subsidiary, provided that if such intercompany Indebtedness is evidenced by a promissory note or similar written instrument, such promissory note or instrument shall be non-negotiable and not be assigned, transferred or endorsed to any other person other than the Borrower or any Support Subsidiary;

               (i) unsecured intercompany Indebtedness in an aggregate principal amount not in excess of $5,000,000 for loans and advances made by the Borrower or any Support Subsidiary to any Non-Support Subsidiary, provided that if any such intercompany Indebtedness is evidenced by a promissory note or similar written instrument such promissory note or instrument shall be non-negotiable and not be assigned, transferred or endorsed to any other Person other than the Borrower or any Support Subsidiary;

               (j) Indebtedness owed by any Non-Support Subsidiary to any other NonSupport Subsidiary and unsecured intercompany Indebtedness in an aggregate principal amount not in excess of $5,000,000 for loans and advances made by a Non-Support Subsidiary to the Borrower or any Support Subsidiary;

               (k) Indebtedness of the Borrower or a Subsidiary hereunder (other than Subordinated Debt) incurred to finance all or part of the Cost of Acquisition in connection with an Acquisition permitted hereunder, provided such Indebtedness is owed to the selling party in such Acquisition and is evidenced by a promissory note which is subordinated in right of payment to the Obligations hereunder on terms reasonably satisfactory to the Agent;

               (l) Indebtedness of Subsidiaries acquired in an Acquisition after the Closing Date, PROVIDED that Indebtedness (i) is recorded in the financial books and records of such Subsidiary prior to such Acquisition, (ii) was not incurred by such Subsidiary in anticipation of such Acquisition, and (iii) is not guarantied by the Borrower or any Guarantor and not subsequently assumed by the Borrower or any Guarantor;

               (m) additional unsecured Indebtedness not otherwise covered by clauses (a) through (l) above and (n) below, provided that the aggregate outstanding principal amount of all such other Indebtedness permitted under this clause (m) shall in no event exceed $5,000,000 at any time;

               (n) Indebtedness consisting of short-term overdraft facilities arising in the ordinary course of business and consistent with past practice and to the extent repaid within 30 days of incurrence;

               (o) Indebtedness extending the maturity of, or renewing, refunding or refinancing, in whole or in part, Indebtedness incurred, created, assumed or permitted under clauses (a ), (d), (f), (h), (i),
        (j), (k) or (m) of this SECTION 10.4, provided that the terms of any such extension, renewal, refunding or refinancing Indebtedness (and of any agreement or instrument entered into in connection therewith) are no less favorable to the Agent and the Lenders than the terms of the Indebtedness as in effect prior to such action, and provided further that (1) the aggregate principal amount of or interest rate or rates and fees payable on such extended, renewed, refunded or refinanced Indebtedness shall not be increased by such action, (2) the group of direct or contingent obligors on such Indebtedness shall not be expanded as a result of any such action, and (3) immediately before and immediately after giving effect to any such extension, renewal, refunding or refinancing, no Default or Event of Default shall have occurred and be continuing;

               (p) Indebtedness consisting only of Guaranties to guaranty payment of Indebtedness otherwise permitted to be incurred under this
        SECTION 10.4;

        10.5. TRANSFER OF ASSETS. Sell, lease, transfer or otherwise dispose of any assets of Borrower or any Subsidiary, including any issuance and sale of any capital stock of a Subsidiary (or any option, warrant or right to acquire such stock), other than (a) dispositions of inventory in the ordinary course of business, (b) dispositions of equipment which, in the aggregate during any Fiscal Year, have a fair market value or book value, whichever is less, of $5,000,000 or less and is not replaced by equipment having at least equivalent value, (c) dispositions of property that is substantially worn, damaged, obsolete or, in the judgment of the Borrower, no longer best used or useful in its business or that of any Subsidiary, (d) transfers of assets necessary to give effect to merger or consolidation, liquidation or dissolution transactions permitted by SECTION 10.7 hereof, (e) the disposition of Eligible Securities in the ordinary course of management of the investment portfolio of the Borrower and its Subsidiaries, (f) issuance of employee stock options and the shares of stock upon exercise thereof, (g) dispositions of assets between Non-Support Subsidiaries, (h) dispositions of assets between the Borrower and Support Subsidiaries, (i) dispositions of assets in connection with any Investment permitted under SECTION 10.6(F) hereof, (j) issuance or sale of treasury stock in connection with a Benesse Equity Purchase and (k) licensing of intellectual property in the ordinary course of business;

        10.6. INVESTMENTS. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person, except that the Borrower and its Subsidiaries may;

               (a) own securities of any Person acquired in an Acquisition permitted hereunder;

               (b) own Eligible Securities;

               (c) maintain investments and loans existing as of the Closing Date hereof and as set forth in SCHEDULE 8.4;

               (d) create accounts receivable arising and provide trade credit granted in the ordinary course of business and own any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;

               (e) make loans and investments between the Borrower and its Subsidiaries permitted under SECTIONS 10.4(H),(I) and (J) hereof;

               (f) maintain investments between Support Subsidiaries;

               (g) maintain investments between Non-Support Subsidiaries;

               (h) maintain investments in Non-Support Subsidiaries in an aggregate principal amount not to exceed $5,000,000;

               (i) investments in any Joint Venture, PROVIDED that the book value of such investment by the Borrower or any of its Subsidiaries in a Joint Venture may not exceed $5,000,000 and the aggregate book value of all investments by the Borrower and its Subsidiaries in Joint Ventures may not at any time exceed 10% of Consolidated Net Worth; and

               (j) other loans, advances and investments in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

        10.7. MERGER OR CONSOLIDATION. (a) Consolidate with or merge into any other Person, or (b) permit any other Person to merge into it; PROVIDED, HOWEVER, (i) any Subsidiary of the Borrower may merge or transfer all or substantially all of its assets into or consolidate with the Borrower or any Support Subsidiary, any Support Subsidiary may merge or transfer all or substantially all of its assets into or consolidate with any other Support Subsidiary and any Non-Support Subsidiary may merge or transfer substantially all its assets into or consolidate with any other Non-Support Subsidiary, and
(ii) any other Person may merge into or consolidate with the Borrower or any Subsidiary and any Subsidiary may merge into or consolidate with any other Person in order to consummate an Acquisition permitted by SECTION 10.2, PROVIDED FURTHER, that any resulting or surviving entity shall execute and deliver such agreements and other documents, including a Subsidiary Guaranty, and take such other action required under SECTION 9.19 or as the Agent may reasonably require to evidence or confirm its express assumption of the obligations and liabilities of its predecessor entities under the Loan Documents to which such predecessor entities were party;

        10.8. RESTRICTED PAYMENTS. Make any Restricted Payment or apply or set apart any of their assets therefor or agree to do any of the foregoing other than (a) conversion of any of the Borrower's securities into Common Stock which are so convertible in accordance with their terms, (b) dividends payable by any Subsidiary to a Guarantor or to the Borrower, (c) payments of up to $3,000,000 made by the Borrower during any Fiscal Year to (i) repurchase shares of capital stock, or options to purchase shares of capital stock, of the Borrower or any Subsidiary owned by any officer, director or employee of the Borrower or any Subsidiary pursuant to (A) an employee or management stock option plan or other compensation plan or (B) any arrangement in connection with the death or termination of employment of such officer, director or employee or (ii) to repurchase in the open market shares of capital stock of the Borrower to satisfy obligations of the Borrower to contribute such shares to an employee or management stock option plan, and (d) cash dividends payable by the Borrower in any fiscal quarter following a period of two consecutive fiscal quarters for which the Borrower shall have maintained a Consolidated Leverage Ratio of less than 2.50 to 1.00 for each such fiscal quarter, in an amount not in excess of 6.25% of Consolidated Net Income for the Four-Quarter Period most recently ended, but in any case above, only if immediately prior and immediately after giving thereto no Default or Event of Default shall exist or occur and be continuing;

        10.9. TRANSACTIONS WITH AFFILIATES. Other than transactions permitted under SECTIONS 10.7 and 10.8, enter into any transaction after the Closing Date, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate of the Borrower, except (a) that such Persons may render services to the Borrower or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services, (b) that the Borrower or any Subsidiary may render services to such Persons for compensation at the same rates generally charged by the Borrower or such Subsidiary or (c) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's (or any Subsidiary's) business and upon fair and reasonable terms no less favorable to the Borrower (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate;

        10.10. REIMBURSEMENT OF EXPENSES. Reimburse any stockholder, officer, director, employee or agent of the Borrower or any Subsidiary for any expenses incurred by such Person other than reasonable expenses incurred for or on behalf of the Borrower or any Subsidiary in the ordinary course of business;

        10.11. COMPLIANCE WITH ERISA. With respect to any Pension Plan, Employee Benefit Plan or Multiemployer Plan, as indicated below:

               (a) permit the occurrence of any Termination Event relating to a Pension Plan which would result in a liability on the part of the Borrower or any ERISA

        Affiliate to the PBGC which liability could reasonably be expected to have a Material Adverse Effect; or

               (b) permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities by $50,000; or

               (c) permit any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; or

               (d) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto which could reasonably be expected to have a Material Adverse Effect; or

               (e) engage, or permit any ERISA Affiliate to engage, in any nonexempt prohibited transaction under Section 406 of ERISA or Sections 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code may be imposed which could reasonably be expected to have a Material Adverse Effect; or

               (f) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits which establishment could reasonably be expected to result in liability to the Borrower which could reasonably be expected to have a Material Adverse Effect; or

               (g) amend any Employee Benefit Plan, which amendment could reasonably be expected to result in liability to the Borrower or any ERISA Affiliate, unless such liability or increase in obligation could not reasonably be expected to have a Material Adverse Effect; or

               (h) fail, or permit the Borrower or any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the applicable provisions of ERISA, the Code, all applicable Foreign Benefit Laws and all other applicable laws and the regulations and interpretations thereof, which failure would reasonably be expected to have a Material Adverse Effect;

        10.12. FISCAL YEAR.  Change its Fiscal Year;

        10.13. DISSOLUTION, ETC. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except (i) in connection with a merger or consolidation permitted pursuant to SECTION 10.7 hereof or (ii) any such winding up, liquidation or dissolution of a

Non-Support Subsidiary, provided the Agent is given prior written notice of such winding up, liquidation or dissolution;

        10.14. LIMITATIONS ON SALES AND LEASEBACKS. Enter into any arrangement with any Person (other than the Borrower, a Support Subsidiary or Benesse) providing for the leasing by the Borrower or any Subsidiary of real or personal property, whether now owned or hereafter acquired in a related transaction or series of related transactions, which has been or is to be sold or transferred by the Borrower or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Subsidiary;

        10.15. RATE HEDGING OBLIGATIONS. Incur any Rate Hedging Obligations or enter into any agreements, arrangements, devices or instruments relating to Rate Hedging Obligations, except for Rate Hedging Obligations arising under Swap Agreements agreed to in accordance with SECTION 9.20 or 9.21 hereof; PROVIDED, HOWEVER, in no event shall Rate Hedging Obligations be incurred for speculative or investment purposes;

        10.16. NEGATIVE PLEDGE CLAUSES. Enter into or cause, suffer or permit to exist any agreement with any Person other than the Agent and the Lenders pursuant to this Agreement or any other Loan Documents which prohibits or limits the ability of any of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) such an agreement entered into in connection with property acquired with the proceeds of purchase money Indebtedness permitted hereunder and (b) such agreements of any Non-Support Subsidiary acquired after the Closing Date to the extent not entered into in anticipation of the Acquisition of such Subsidiary and the prohibition or limitation pursuant to such agreements affects only the assets of such Non-Support Subsidiary existing on the date of Acquisition thereof;

        10.17. CHANGE IN ACCOUNTANTS. Change its independent public accountants to any accounting firm other than an accounting firm of Nationally Recognized Standing;

        10.18. PREPAYMENTS, ETC. OF SUBORDINATED INDEBTEDNESS.

        (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Debt; or

        (b) Amend, modify or change in any manner any term or condition of any Indebtedness described in SECTION 10.4(A), (F), (H), (I), (K) OR (L) or any lease so that the terms and conditions thereof are less favorable to the Agent and the Lenders than the terms of such Indebtedness or leases as of the Closing Date;

        10.19. LIMITATIONS ON LINES OF BUSINESS. Enter into any business, either directly or through any Subsidiary, except (a) for those businesses in which the Borrower and its Subsidiaries (including, after the ELS Acquisition Date, ELS and its subsidiaries) are engaged on the date of this Agreement or which are related thereto and (b) in the field of education generally, including, without limitation (i) the teaching of language, cultural orientation, educational testing and proficiency skills by any method, including, but not limited to, individual or group lessons or correspondence courses, conducted in the country of the student's residence or abroad, (ii) the publication of books, pamphlets and other educational materials in whatever form (including, but not limited to, cassettes, CD-Rom and multi-media materials) and (iii) the translation of documentation or localization of software and software related products, including, but not limited to, translation, desktop publishing and graphics design, glossary development, software engineering and quality assurance testing, project management, product development consultation, web-site development and support, translations tools development and interpretation services;

        10.20. LIMITATIONS ON CERTAIN RESTRICTIVE COVENANTS. Enter into, or permit to exist, with any Person any agreement (other than this Agreement) which prohibits or limits the ability of any Subsidiary to declare or pay any dividend or make any loan to or investment in the Borrower or any other owner of such Subsidiary other than (a) such agreements of NonSupport Subsidiaries acquired after the date hereof to the extent such agreement was made prior to and not in anticipation of the Acquisition thereof and (b) such agreement as in effect on the Closing Date within respect to a Foreign Subsidiary and the Republic of Ireland or any other similar agreement in effect after the date hereof.

                                   ARTICLE XI

                       EVENTS OF DEFAULT AND ACCELERATION

        11.1. EVENTS OF DEFAULT. If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), that is to say:

               (a) if default shall be made in the due and punctual payment of the principal of any Loan or Reimbursement Obligation, when and as the same shall be due and payable whether pursuant to any provision of
        ARTICLE II or ARTICLE III or ARTICLE IV, at maturity, by acceleration or otherwise; or

               (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan or Reimbursement Obligation, or of any fees or other Obligations payable to any of the Lenders or the Agent on the date on which the same shall be due and payable and such default shall continue for a period of three (3) or more Business Days; or

               (c) if default shall be made in the performance or observance of any covenant set forth in SECTION 5.1, 9.7, 9.11, 9.12, 9.19 or ARTICLE X (other than SECTIONS 10.4(H), (I) AND (J) and 10.6(E) AND (H));

               (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement, the other Loan Documents or the Notes (other than as described in clauses (a), (b) or (c) above) and, if such default is reasonably capable of being cured within a 30 day period, such default shall continue for 30 or more days after the date of delivery of a notice of default required under SECTION 9.11 hereof, or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any instrument or document evidencing or creating any obliga tion, guaranty, or Lien in favor of the Agent or any of the Lenders or delivered to the Agent or any of the Lenders in connection with or pursuant to this Agreement or any of the Obligations, or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Agent or in accordance with its terms), or if without the written consent of the Lenders, this Agreement or any other Loan Document shall be disaffirmed or shall terminate or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Lenders or the Agent); or

               (e) if there shall occur (i) a default, which is not waived, in the payment of any principal, interest, premium or other amount with respect to any Indebtedness

        (other than the Loans and other Obligations) of the Borrower or any Subsidiary in an amount not less than $1,000,000 in the aggregate outstanding, or (ii) a default, which is not waived, in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, and such default or event of default shall continue for more than the period of grace, if any, therein specified, and such default or event of default shall permit the holder of any such Indebtedness (or any agent or trustee acting on behalf of one or more holders) to accelerate the maturity thereof; or

               (f) if any representation, warranty or other statement of fact contained in any Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent or any Lender by or on behalf of the Borrower or any other Credit Party pursuant to or in connection with any Loan Document, or otherwise, shall be false or misleading in any material respect when given; or

               (g) if the Borrower or other Credit Party shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute; or

               (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any other Credit Party or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against the Borrower or any other Credit Party seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any other Credit Party or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against the Borrower or any other Credit Party any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state which proceeding or petition remains undismissed for a period of sixty (60) days; or if the Borrower or any other Credit Party takes any action to indicate its consent to or approval of any such proceeding or petition; or

               (i) if (i) one or more judgments or orders where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of

        $2,500,000 is rendered against the Borrower or any Subsidiary, or (ii) there is any attachment, injunction or execution against any of the Borrower's or Subsidiaries' properties for any amount in excess of $2,500,000 in the aggregate; and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of sixty (60) days; or

               (j) if the Borrower or any Subsidiary shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations and such suspension is reasonably likely to have a Material Adverse Effect; or

               (k) if the Borrower or any Subsidiary shall breach any of the material terms or conditions of any agreement under which any Rate Hedging Obligations permitted hereby is created and such breach shall continue beyond any grace period, if any, relating thereto pursuant to the terms of such agreement, or

               (l)    if a Change of Control shall occur;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,

                      (A) either or both of the following actions may be taken:
               (i) the Agent, with the consent of the Required Lenders may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders and the Issuing Bank to make further Revolving Loans or to issue additional Letters of Credit terminated, whereupon the obligation of each Lender to make further Revolving Loans and of the Issuing Bank to issue additional Letters of Credit, hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; PROVIDED, HOWEVER, that notwithstanding the above, if there shall occur an Event of Default under clause (g) or (h) above with respect to the Borrower, then the obligation of the Lenders to make Revolving and of the Issuing Bank to issue Letters of Credit hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders;

                      (B) The Borrower shall, upon demand of the Agent or the
               Required Lenders, deposit cash with the Agent in an amount equal to the amount of any

               Letter of Credit Outstandings, as collateral security for the repayment of any future drawings or payments under such Letters of Credit, and such amounts shall be held by the Agent pursuant to the terms of the LC Account Agreement; and

                      (C) the Agent and each of the Lenders shall have all of
               the rights and remedies available under the Loan Documents or under any applicable law.

        11.2. AGENT TO ACT. In case any one or more Events of Default shall occur and not have been waived, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

        11.3. CUMULATIVE RIGHTS. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

        11.4. NO WAIVER. No course of dealing between the Borrower and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

        11.5. ALLOCATION OF PROCEEDS. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to
ARTICLE XI hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder, shall be applied by the Agent in the following order:

               (a) amounts due to the Lenders pursuant to SECTIONS 3.10, 4.3,
        4.4 AND 13.5;

               (b) amounts due to the Agent pursuant to SECTION 12.9;

               (c) payments of interest on Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;

               (d) payments of principal of Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;

               (e) payments of cash amounts to the Agent in respect of Letter of Credit Outstandings pursuant to SECTION 11.1(B);

               (f) amounts due to the Lenders pursuant to SECTIONS 4.2(G), 9.15 and 13.9;

               (g) payments of all other amounts due to the Lenders under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders;

               (h) amounts due to any of the Lenders in respect of Obligations consisting of liabilities under any Swap Agreement with any of the Lenders on a pro rata basis according to the amounts owed; and

               (i) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.

                                   ARTICLE XII

                                    THE AGENT

        12.1. APPOINTMENT, POWERS, AND IMMUNITIES. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in SECTION 12.5 and the first sentence of SECTION 12.6 hereof shall include its affiliates and its own and its affiliates' officers, directors, employees, and agents):

               (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender;

               (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder;

               (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the property (including the books and records) of any Credit Party or any of its Subsidiaries or affiliates;

               (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document; and

               (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Loan Document, except for its own gross negligence or willful misconduct.

The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

        12.2. RELIANCE BY AGENT. The Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telefacsimile) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as theholder thereof for all purposes hereof unless and until the Agent receives and accepts an Assignment and Acceptance executed in accordance with SECTION 13.1 hereof. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; PROVIDED, HOWEVER, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

        12.3. DEFAULTS. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to SECTION 12.2 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, PROVIDED THAT, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

        12.4. RIGHTS AS LENDER. With respect to its Revolving Credit Commitment and Term Loan Commitment and the Loans made by it, NationsBank (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. NationsBank (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or affiliates as if it were not acting as Agent, and NationsBank (and any successor acting as Agent) and its affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

        12.5. INDEMNIFICATION. The Lenders agree to indemnify the Agent (to the extent not reimbursed under SECTION 13.9 hereof, but without limiting the obligations of the Borrower under such Section) ratably in accordance with their respective Applicable Commitment Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Loan Document; PROVIDED that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrower under SECTION 13.5, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower. The agreements contained in this SECTION 12.5 shall survive payment in full of the Loans and all other amounts payable under this Agreement.

        12.6. NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and their Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or affiliates that may come into the possession of the Agent or any of its affiliates.

        12.7. RESIGNATION OF AGENT. The Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent who shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States of America having combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this ARTICLE XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

        12.8. SHARING OF PAYMENTS, ETC. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, set-off, counterclaim or otherwise, obtain payment with respect to its Obligations (other than pursuant to ARTICLE VI) which results in its receiving more than its pro rata share of the aggregate payments with respect to all of the Obligations (other than any payment expressly provided hereunder to be distributed on other than a pro rata basis and payments pursuant to ARTICLE VI), then (a) such Lender shall be deemed to have simultaneously purchased from the other Lenders a share in their Obligations so that the amount of the Obligations held by each of the Lenders shall be pro rata and
(b) such other adjustments shall be made from time to time as shall be equitable to insure that the Lenders share such payments ratably; PROVIDED, HOWEVER, that for purposes of this SECTION 12.8 the term "pro rata" shall be determined with respect to both the Revolving Credit Commitment and Term Loan Commitment of each Lender and to the Total Revolving Credit Commitments and Total Term Loan Commitments after subtraction in each case of amounts, if any, by which any such Lender has not funded its share of the outstanding Loans and Obligations. If all or any portion of any such excess payment is thereafter recovered from the Lender which received the same, the purchase provided in this SECTION 12.8 shall be rescinded to the extent of such recovery, without interest. The Borrower expressly consents to the foregoing arrangements and agrees that each Lender so purchasing a portion of the other Lenders' Obligations may exercise all rights of payment (including, without limitation, all rights of set-off, banker's lien or counterclaim) with respect to such portion as fully as if such Lender were the direct holder of such portion.

        12.9. FEES. The Borrower agrees to pay to the Agent, for its individual account, an annual Agent's fee as agreed to by the Borrower and Agent pursuant to that certain fee letter dated June 11, 1997 between the Borrower and the Agent.

                                  ARTICLE XIII

                                  MISCELLANEOUS

        13.1. ASSIGNMENTS AND PARTICIPATIONS. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Note, and its Revolving Credit Commitment and Term Loan Commitment); PROVIDED, HOWEVER, that

               (i)    each such assignment shall be to an Eligible Assignee;

               (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender's rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000;

               (iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Note; and

               (iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in the form of EXHIBIT B hereto, together with any Note subject to such assignment and a processing fee of $3,500.

Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section, the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of Taxes in accordance with SECTION 6.6.

        (b) The Agent shall maintain at its address referred to in SECTION 13.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment and Term Loan Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of EXHIBIT B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

        (d) Each Lender may sell participations to one or more Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and Term Loan Commitment and its Loans); PROVIDED, HOWEVER, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) the participant shall be entitled to the benefit of the yield protection provisions contained in ARTICLE VI and the right of set-off contained in SECTION 13.3; PROVIDED, HOWEVER that no participant shall be entitled to receive any greater amount than the transferor Lender would have been entitled to receive in respect of the participation effected by such transfer had no participation occurred, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, or extending its Revolving Credit Commitment or Term Loan Commitment).

        (e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

        (f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants who shall have executed and delivered a Confidentiality Agreement substantially in the form of Exhibit L).

        13.2. NOTICES. Any notice shall be conclusively deemed to have been received by any party hereto and be effective (i) on the day on which delivered (including hand delivery by commercial courier service) to such party (against receipt therefor), (ii) on the date of receipt at such address, telefacsimile number as may from time to time be specified by such party in written notice to the other parties hereto or otherwise received), in the case of notice by telefacsimile, respectively (where the receipt of such message is verified by return), or (iii) on the fifth Business Day after the day on which mailed, if sent prepaid by certified or registered mail, return receipt requested, in each case delivered, transmitted or mailed, as the case may be, to the address or telefacsimile number, as appropriate, set forth below or such other address or number as such party shall specify by notice hereunder:


               (a)    if to the Borrower or any other Credit Party:

                      Berlitz International, Inc.
                      400 Alexander Park
                      Princeton, New Jersey 08540
                      Attn: Mr. Henry D. James and Mr. Robert C. Hendon
                      Telephone:            (609) 514-3024
                      Telefacsimile: (609) 514-9670

               (b)    if to the Agent:

                      NationsBank, National Association
                      Independence Center, 15th Floor
                      NC1-001-15-04
                      Charlotte, North Carolina  28255
                      Attention: Agency Services
                      Telephone:            (704) 388-3917
                      Telefacsimile: (704) 386-9923

                      with a copy to:

                      NationsBank, National Association
                      767 Fifth Avenue
                      New York, New York
                      Attention: Mr. Marcus A. Boyer
                      Telephone:            (212) 407-5333
                      Telefacsimile: (212) 751-6909

               (c)    if to the Lenders:

                      At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Acceptance;

        13.3. RIGHT OF SET-OFF; ADJUSTMENTS. Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each

Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this SECTION 13.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

        13.4. SURVIVAL. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect until the Facility Termination Date unless otherwise provided herein. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in the Loan Documents shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

        13.5. EXPENSES. The Borrower agrees to pay on demand all reasonable, documented out-of-pocket costs and expenses of the Agent incurred in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of special counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents. The Borrower further agrees to pay on demand all reasonable, documented out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable attorneys' fees and expenses and the cost of internal counsel of each Lender), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.

        13.6. AMENDMENTS AND WAIVERS. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if ARTICLE XII or the rights or duties of the Agent are affected thereby, by the Agent); PROVIDED that no such amendment or waiver shall, unless signed by all the Lenders, (i) increase the Commitments hereunder, (ii) reduce the principal of or rate of interest on any Loan or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled installment of principal of or interest on any Loan or any fees or other amounts payable hereunder or for termination of any Loan, (iv) change the percentage of the Revolving Credit Commitments or the Term Loan Commitments or of the unpaid principal amount of the Notes, or change the number of Lenders which shall be required for the Lenders or any of them to take any action under this SECTION 13.6 or any other provision of this Agreement, (v) release any Guarantor or any Liens in favor of the Agent for the benefit of the Lenders covering any material portion of the Collateral (other than in accordance with the terms of any Loan Document) or (vi) change the provisions of SECTION 2.7 or this SECTION 13.6; and PROVIDED, FURTHER, that no such amendment or waiver that affects the rights, privileges or obligations of the Issuing Bank as issuer of Letters of Credit, shall be effective unless signed in writing by the Issuing Bank;

Notwithstanding any provision of the other Loan Documents to the contrary, solely as between the Agent and the Lenders, execution by the Agent shall not be deemed conclusive evidence that the Agent has obtained the written consent of the Required Lenders. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender's or the Agent's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

        13.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

        13.8. TERMINATION. The termination of this Agreement shall not affect any rights of the Borrower, the Lenders or the Agent or any obligation of the Borrower, the Lenders or the Agent, arising prior to the effective date of such termination. The rights granted to the Agent for the benefit of the Lenders under the Loan Documents shall continue in full force and effect until the Facility Termination Date shall have occurred (other than with respect to SECTIONS 4.2(G), 9.15 and 13.9 hereof which shall survive any such termination). All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until the Facility Termination Date unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold the Agent or such Lender harmless for, the amount of such payment surrendered until the Agent or such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Agent or the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

        13.9. INDEMNIFICATION; LIMITATION OF LIABILITY. (a) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their affiliates and their respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees and disbursements) ("Indemnified Liabilities") that are incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such Indemnified Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or to the extent relating to actions or proceedings between or among the Indemnified Parties and the Lenders not arising from any action or inaction of the Borrower or any other Credit Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this SECTION 13.9 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. This SECTION 13.9 supersedes any prior agreements of the parties as to indemnification or limits on liability.

        (b) The Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, any of its Subsidiaries, any Guarantor, or any security holders or creditors thereof arising out of, related to or in connection with the transactions contemplated herein, except to the extent that such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party's actions or inactions; PROVIDED, HOWEVER, in no event shall any Indemnified Party be liable for punitive, consequential, indirect or special damages, as opposed to direct damages.

        (c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this SECTION 13.9 shall survive the payment in full of the Obligations payable under this Agreement, the occurrence of the Facility Termination Date and the expiration or termination of this Agreement.

        13.10. SEVERABILITY. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

        13.11. ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations and other communications between or among the parties, both oral and written, with respect thereto.

        13.12. AGREEMENT CONTROLS. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any express term of this Agreement, the terms and provisions of this Agreement shall control to the extent of such conflict.

        13.13. USURY SAVINGS CLAUSE. Notwithstanding any other provision herein, the aggregate interest rate charged under any of the Notes, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

        13.14.        GOVERNING LAW; WAIVER OF JURY TRIAL.

               (A) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE SECURITY INSTRUMENTS WHICH EXPRESSLY PROVIDE THAT THEY SHALL BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

               (B) THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN

        ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE BORROWER HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

               (C) THE BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED IN SECTION 13.2, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

               (D) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE BORROWER, THE AGENT AND THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

        13.15. CONFIDENTIALITY. Each Lender agrees that it will not disclose Confidential Information (as defined below) to any Person other than (i) as may be consented to by the Borrower, (ii) as may be required by law or pursuant to legal process or as necessary to enforce its rights and perform its obligations under this Agreement and the other Loan Documents and (iii) to prospective participants and purchasing lenders and those of such Lender's directors, officers, employees, examiners and professional advisors who have a need to know the Confidential Information in accordance with customary banking practices and who receive the Confidential Information having been made aware of the restrictions of this SECTION 13.15. As used herein, the term "Confidential Information" means all information contained in materials relating to the Borrower and its Subsidiaries provided to the Lenders by the Borrower or its representatives or agents other than (x) information which is at the time so provided or thereafter becomes generally available to the public other than as a result of a disclosure by one or more Lenders, (y) information which was available to any Lender prior to its disclosure to the Lenders by the Borrower, its representatives or agents and (z) information which becomes available to any Lender prior to its disclosure to the Lenders by the Borrower, its representatives or agents and (z) information which becomes available to one or more Lenders from a source other than the Borrower, its representatives or agents.




                         [Signatures on following pages]

        IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be made, executed and delivered by their duly authorized officers as of the day and year first above written.


                                  BERLITZ INTERNATIONAL, INC.


                                  By: /s/ Hiromosa Yokoi
                                     -----------------------------------------
                                  Name: Hiromosa Yokoi
                                       ---------------------------------------
                                  Title: Chief Executive Officer and President
                                        --------------------------------------




                                  NATIONSBANK, NATIONAL ASSOCIATION,
                                  as Agent for the Lenders


                                  By: /s/ Marcus A. Boyer
                                     -----------------------------------------
                                  Name: Marcus A. Boyer
                                       ---------------------------------------
                                  Title: Senior Vice President
                                        --------------------------------------

                                  NATIONSBANK, NATIONAL ASSOCIATION


                                  By: /s/ Marcus A. Boyer
                                     -----------------------------------------
                                  Name: Marcus A. Boyer
                                       ---------------------------------------
                                  Title: Senior Vice President
                                        --------------------------------------


                                  Lending Office:
                                         NationsBank, National Association
                                         Independence Center, 15th Floor
                                         NC1-001-15-04
                                         Charlotte, North Carolina  28255
                                         Attention:        Dana Weir
                                         Telephone:        (704) 388-3917
                                         Telefacsimile:    (704) 386-9923

                                  Wire Transfer Instructions:
                                         NationsBank, National Association
                                         ABA#        053 000 196
                                         Account No.:3750867121
                                         Reference:  Berlitz International, Inc.
                                         Attention:  Corporate Credit Services


                                  Lending Office for Eurodollar Rate Loans:
                                         NationsBank, National Association
                                         Independence Center, 15th Floor
                                         NC1-001-15-04
                                         Charlotte, North Carolina  28255
                                         Attention:        Dana Weir
                                         Telephone:        (704) 388-3917
                                         Telefacsimile:    (704) 386-9923

                                   Wire Transfer Instructions:
                                         NationsBank, National Association
                                         ABA#        053 000 196
                                         Account No.:3750867121
                                         Reference:  Berlitz International, Inc.
                                         Attention:  Corporate Credit Services